Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

EXAR CORPORATION,

SIPEX CORPORATION

AND

SIDE ACQUISITION CORP.

Dated as of May 7, 2007

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(continued)

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EXHIBITS

EXHIBIT A	Form of Exar Voting Agreement
EXHIBIT B	Form of Sipex Voting Agreement
EXHIBIT C	Form of Lock-Up and Standstill Agreement
EXHIBIT D	Form of Affiliate Agreement
EXHIBIT E-1	Form of Exar Tax Officer’s Certificate
EXHIBIT E-2	Form of Sipex Tax Officer’s Certificate

Schedule 1.6	Directors of Surviving Corporation
Schedule 5.15(a)	Directors of Exar
Schedule 5.15(b)	Officers of Exar

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of May 7, 2007 among Sipex Corporation, a Delaware corporation (“Sipex”), Exar Corporation, a Delaware corporation (“Exar”) and Side Acquisition Corp., a Delaware corporation and direct wholly owned subsidiary of Exar (“Merger Sub”). Capitalized terms that are used herein shall have the respective meanings ascribed thereto in Article VIII hereof.

RECITALS

A. The boards of directors of Exar and Sipex deem it advisable and in the best interests of each corporation and its respective stockholders that Exar and Sipex engage in a business combination in order to advance the long-term strategic business interests of Exar and Sipex.

B. In furtherance thereof, upon the terms and subject to the conditions set forth in this Agreement, Merger Sub will be merged with and into Sipex, the separate corporate existence of Merger Sub will thereupon cease and Sipex will continue as the surviving corporation and a wholly owned Subsidiary of Exar (the “Merger”).

C. The Board of Directors of Sipex (i) has determined that the Merger and the transactions contemplated hereby are consistent with and in furtherance of the long-term business strategy of Sipex and fair to, advisable and in the best interests of, Sipex and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined, subject to the terms of this Agreement, to recommend the adoption of this Agreement by the stockholders of Sipex.

D. The Board of Directors of Exar (i) has determined that the Merger and the transactions contemplated hereby are consistent with and in furtherance of the long-term business strategy of Exar and fair to, advisable and in the best interests of, Exar and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined, subject to the terms of this Agreement, to recommend the approval of the issuance of shares of Exar Common Stock in the Merger by the stockholders of Exar.

E. Concurrently with the execution of this Agreement, and as a condition and inducement to Sipex’s and Exar’s willingness to enter into this Agreement, certain affiliates of Sipex have entered into a Voting Agreement in the form attached hereto as Exhibit A (the “Sipex Voting Agreements”), and certain affiliates of Exar have entered into a Voting Agreement in the form attached hereto as Exhibit B (the “Exar Voting Agreements” and, collectively with the Sipex Voting Agreements, the “Voting Agreements”).

F. Concurrently with the execution of this Agreement, and as a condition and inducement to Exar’s willingness to enter into this Agreement, a certain stockholder of Sipex has entered into a Lock-Up and Standstill Agreement with Exar in the form attached hereto as Exhibit C (the “Lock-Up and Standstill Agreement”).

G. The parties intend for the Merger to constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and intend for this Agreement to constitute a plan of reorganization within the meaning of Section 368 of the Code.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into Sipex at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease and Sipex shall continue as the surviving corporation (Sipex, as the surviving corporation following the Merger is hereinafter sometimes referred to as the “Surviving Corporation”) in the Merger and shall succeed to and assume all the rights, privileges, immunities, properties, powers and franchises of Merger Sub in accordance with the DGCL.

1.2 Closing of the Merger. The closing of the Merger (the “Closing”) shall take place at a time and date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VI (the “Closing Date”), at the offices of O’Melveny & Myers LLP, Embarcadero Center West, 275 Battery Street, Suite 2600, San Francisco, California 94111, unless another time, date or place is agreed to in writing by the parties hereto.

1.3 Effective Time of the Merger. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing with the Secretary of State of Delaware a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make any other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware, or at such subsequent date or time as Exar and Sipex shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

1.4 Effects of the Merger. From and after the Effective Time, the Merger shall have all of the effects provided by applicable Legal Requirements (including, without limitation, the DGCL). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Sipex shall vest in the Surviving Corporation, and all debts, liabilities and duties of Sipex shall become the debts, liabilities and duties of the Surviving Corporation.

1.5 Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) Certificate of Incorporation. As of the Effective Time, by virtue of the Merger and without any action on the part of any party hereto, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read the same as the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and such Certificate of Incorporation; provided, however, that as of the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall provide that the name of the Surviving Corporation Merger is “Sipex Corporation.”

(b) Bylaws. As of the Effective Time, by virtue of the Merger and without any action on the part of any party hereto, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter amended in accordance with the DGCL and as provided in such Bylaws.

1.6 Directors and Officers.

(a) Directors. As of the Effective Time, by virtue of the Merger and without any action on the part of any party hereto, the initial directors of the Surviving Corporation shall be as set forth on Schedule 1.6 hereto, until their respective successors are duly elected or appointed and qualified.

(b) Officers. As of the Effective Time, by virtue of the Merger and without any action on the part of any party hereto, the officers of the Surviving Corporation shall be determined by the directors of the Surviving Corporation to serve until their respective successors are duly appointed.

1.7 Effect of Merger on Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger, and without any action on the part of any party hereto or the holders of any of the following securities, the following shall occur:

(a) Merger Sub Common Stock. Each share of Common Stock of Merger Sub shall be canceled and converted into one fully paid and nonassessable share of Common Stock of the Surviving Corporation, and such Surviving Corporation shall be a wholly owned subsidiary of Exar.

(b) Sipex Common Stock. Except as provided in Section 1.7(c) hereof, each share of Sipex Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and automatically converted into the right to receive 0.6679 of a share (the “Exchange Ratio”) of validly issued, fully paid and nonassessable Exar Common Stock upon surrender of the certificate representing such share of Sipex Common Stock in the manner provided for in Section 1.8 hereof (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.10 hereof).

(c) Certain Owned Shares. Each share of Sipex Common Stock which is, immediately prior to the Effective Time, held in the treasury of Sipex, or issued and outstanding and held by Exar, Sipex or any direct or indirect wholly owned Subsidiary of Sipex or Exar, and, in each case, not held on behalf of third parties, shall be canceled and extinguished without any conversion thereof and without payment of any consideration therefor.

(d) Sipex Options. Each Sipex Option outstanding immediately prior to the Effective Time shall be assumed by Exar in accordance with the terms of Section 5.10(a) hereof.

(e) Sipex ESPP. All rights to acquire Sipex Common Stock outstanding under the Sipex ESPP shall be treated as set forth in Section 5.10(b) hereof.

(f) Sipex Notes and Sipex Warrants. All Sipex Notes and Sipex Warrants outstanding shall be treated as set forth in Sections 5.18 hereof.

(g) Adjustments to the Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Sipex Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Sipex Common Stock or Exar Common Stock having a record date on or after the date hereof and prior to the Effective Time.

1.8 Exchange Procedures.

(a) Exchange Agent. Exar shall appoint a commercial bank, trust company or other institution reasonably acceptable to Sipex to act as the exchange agent for the Merger (the “Exchange Agent”).

(b) Exar to Provide Common Stock. Promptly after the Effective Time, Exar shall deposit with the Exchange Agent, for the benefit of the holders of shares of Sipex Common Stock for exchange in accordance with the terms of this Article I, certificates representing the shares of Exar Common Stock issuable pursuant to this Agreement and the Certificate of Merger. In addition, Exar shall make available, as necessary from time to time after the Effective Time as needed, cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.8(d) hereof and any dividends or distributions which holders of shares of Sipex Common Stock may be entitled to pursuant to Section 1.8(e) hereof.

(c) Exchange Procedures. Promptly after the Effective Time, Exar shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Sipex Common Stock that were converted into the right to receive shares of Exar Common Stock pursuant to Section 1.7 hereof, cash in lieu of any fractional shares pursuant to Section 1.8(d) hereof and/or any dividends or other distributions pursuant to Section 1.8(e) hereof: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Exar may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing whole shares of Exar Common Stock, cash in lieu of any fractional shares pursuant to Section 1.8(d) hereof and any dividends or other distributions pursuant to Section 1.8(e) hereof. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificates shall be entitled to receive in exchange therefor the number of whole shares of Exar Common Stock (after taking into account all Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 1.7 hereof, payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.8(d) hereof and any dividends or distributions payable pursuant to Section 1.8(e), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the number of full shares of Exar Common Stock into which such shares of Sipex Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.8(d) hereof and any dividends or distributions payable pursuant to Section 1.8(e) hereof.

(d) Fractional Shares. Notwithstanding any provision of this Agreement, no fraction of a share of Exar Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of Sipex Common Stock who would otherwise be entitled to receive a fraction of a share of Exar Common Stock (after aggregating all fractional shares of Exar Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder’s Certificate(s), receive from the Exchange Agent, at such time as such holder shall receive a certificate or certificates representing shares of Exar Common Stock as contemplated by Section 1.8(c) hereof, an amount of cash (rounded up to the nearest whole cent), without interest, equal to the product obtained by multiplying (i) such fraction, and (ii) the closing price per share of Exar Common Stock on the NASDAQ on the trading day immediately succeeding the date upon which the Effective Time occurs (as reported in the Wall Street Journal, National Edition).

(e) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date hereof with respect to Sipex Common Stock with a record date after the Effective Time and no payment in lieu of fractional shares pursuant to Section 1.8(d) hereof will be paid to the holders of any unsurrendered Certificates with respect to the shares of Exar Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable Legal Requirements, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest (i) promptly after such surrender, the number of whole shares of Exar Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.8(d) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time and a payment date prior to such surrender with respect to such whole shares of Exar Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of Exar Common Stock.

(f) Transfers of Ownership. If shares of Exar Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such exchange will have paid to Exar or any agent designated by it any transfer or other Taxes required by reason of the issuance of shares of Exar Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Exar or any agent designated by it that such Tax has been paid or is not payable.

(g) Required Withholding. Each of the Exchange Agent, Exar and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as it may be required to deduct and withhold therefrom under the Code or under any provision of state, local or foreign Tax laws or under any other applicable Legal Requirements. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(h) No Liability. Notwithstanding anything to the contrary in this Section 1.8, none of the Exchange Agent, Exar, the Surviving Corporation or any other party hereto shall be liable to a holder or former holder of shares of Sipex Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement.

(i) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates six (6) months after the Effective Time shall, at the request of Exar, be delivered to Exar or otherwise on the instruction of Exar, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 1.8 shall after such delivery to Exar look only to Exar for the shares of Exar Common Stock pursuant to Section 1.7 hereof, cash in lieu of any fractional shares pursuant to Section 1.8(d) hereof and any dividends or other distributions pursuant to Section 1.8(e) with respect to the shares of Sipex Common Stock formerly represented thereby. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Sipex Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Legal Requirements, become the property of Exar, free and clear of any claims or interest of any Person previously entitled thereto.

1.9 No Further Ownership Rights in Capital Stock of Sipex. All shares of Exar Common Stock issued upon the surrender for exchange of shares of Sipex Common Stock in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.8(d) hereof and Section 1.8(e) hereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Sipex Common Stock, and there shall be no further registration of transfers on the records of Sipex of shares of Sipex Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Exar for any reason, they shall be canceled and exchanged in accordance with the terms of this Article I.

1.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Exar Common Stock, cash for fractional shares, if any, as may be required pursuant to Section 1.8(d) hereof and any dividends or distributions payable pursuant to Section 1.8(e)

hereof; provided, however, that Exar or the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Exchange Agent, Exar or the Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.11 Tax Consequences. The parties hereto intend for the Merger to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g).

1.12 Further Action. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Sipex, as the case may be, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Sipex, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF EXAR AND MERGER SUB

Exar and Merger Sub represent and warrant to Sipex, subject to the exceptions specifically disclosed in writing in the disclosure schedules supplied by Exar to Sipex (the “Exar Schedules”) (it being understood that any such exception shall be deemed to qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to which the relevance of such disclosure is reasonably apparent on its face), as follows:

2.1 Organization of Exar.

(a) Exar and each of its Subsidiaries that has any employees, operations or assets (each an “Exar Material Subsidiary” and together, the “Exar Material Subsidiaries”) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Exar. No direct or indirect Subsidiary of Exar holds any Sipex Common Stock.

(b) Section 2.1(b)(i) of the Exar Schedules sets forth a true and complete list of all of Exar’s Subsidiaries, indicating the jurisdiction of incorporation of each Exar Subsidiary, Exar’s equity interest therein and the holder(s) of any other equity interest therein (if not owned 100% by Exar). Section 2.1(b)(ii) of the Exar Schedules sets forth a true and complete list of any entity in which Exar holds any equity interest, other than any Exar Subsidiaries, indicating the jurisdiction of incorporation of each such entity, Exar’s equity interest therein and, to the extent known by Exar, the holder(s) of any other equity interest therein.

(c) Exar has made available to Sipex a true and correct copy of the Certificate of Incorporation and Bylaws of Exar and Merger Sub and similar governing instruments of each of the Exar Material Subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither Exar, Merger Sub nor any of the Exar Material Subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

2.2 Exar Capital Structure. The authorized capital stock of Exar consists of 100,000,000 shares of Common Stock, par value $0.0001 per share, of which there are 45,200,410 shares issued and outstanding as of the date of this Agreement (9,178,965 of which are treasury shares), and 2,250,000 shares of Preferred Stock, par value $0.0001 per share, of which no shares are issued or outstanding. All outstanding shares of Exar Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Exar or any Contract to which Exar is a party or by which it is bound. As of the date of this Agreement, Exar had reserved an aggregate of 8,607,876 shares of Exar Common Stock for issuance to employees, consultants and non-employee directors pursuant to the Exar Option Plans, under which options are outstanding for an aggregate of 5,150,008 shares, restricted shares are outstanding as to 198,184 shares and under which 3,259,684 shares are available for grant as of the date of this Agreement. All shares of Exar Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Section 2.2 of the Exar Schedules lists each outstanding option to acquire shares of Exar Common Stock (“Exar Options”) as of the date of this Agreement, the name of the holder of such option, the number of shares subject to such option, the exercise price of such option, the number of shares as to which such option will have vested at such date, the vesting schedule for such option and whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement or for any other reason, and indicates the extent of acceleration, if any. Section 2.2 of the Exar Schedules also lists each outstanding share of Exar Common Stock subject to any repurchase option, risk of forfeiture or similar condition as of the date of this Agreement, the name of the holder of such shares, the vesting schedule for such shares and whether the vesting schedule of such shares will be accelerated in any way by the transactions contemplated by this Agreement or for any other reason, and indicates the extent of acceleration, if any. All Exar Options issued since January 1, 2002 (including those that have been exercised, terminated, expired, forfeited or otherwise cancelled) were appropriately authorized by Exar’s Board of Directors (or an appropriate committee or sub-committee thereof or an appropriately delegated officer) and were issued with an exercise price at least equal to fair market value such that the fair market value on the grant date equaled or exceeded the fair market value on the financial measurement date (as determined in accordance with the terms of the applicable Exar Option Plan and, to the extent applicable, Sections 409A and 422 of the Code) for each such Exar Option or, with respect to Exar Options that were not issued in such a manner, Exar recorded an appropriate compensation charge in its financial statements relating to such grants in the appropriate period and reported such in its financial statements and Tax Returns during the required period. Exar has made available to Sipex accurate and complete copies of all forms of agreements pursuant to which outstanding Exar Options have been issued.

2.3 Obligations With Respect to Capital Stock. Except as set forth in Section 2.2, there are no equity securities of any class of Exar, or any securities exchangeable or convertible into or exercisable for such equity securities issued, reserved for issuance or outstanding. Except for securities Exar owns, directly or indirectly through one or more Subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of any Subsidiary of Exar, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. Except as set forth in Section 2.2, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), Contracts or other commitments of any character to which Exar or any of its Subsidiaries is a party or by which it is bound obligating Exar or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of Exar or any of its Subsidiaries or obligating Exar or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, partnership interest or similar ownership interest, call, right, Contract or other commitment. There are no registration rights and, to Exar’s knowledge there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of Exar or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries, other than the Voting Agreements entered into concurrently with the execution of this Agreement. There are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights, Contracts or other commitments of any character to which Exar or any of its Subsidiaries is a party or by which it is bound obligating Exar or any of its Subsidiaries to provide funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

2.4 Authority; No Conflict.

(a) Each of Exar and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Exar and Merger Sub, subject only to the approval by Exar’s stockholders of the issuance of shares of Exar Common Stock in the Merger and the filing and recordation of the Certificate of Merger pursuant to the DGCL. A vote of the holders of at least a majority of the outstanding shares of the Exar Common Stock present and voting is required for Exar’s stockholders to approve the issuance of shares of Exar Common Stock in the Merger. This Agreement has been duly executed and delivered by Exar and Merger Sub and, assuming the due authorization, execution and delivery by Sipex, constitutes the valid and binding obligation of each of Exar and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by each of Exar and Merger Sub do not, and the performance of this Agreement by each of Exar and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Exar or Merger Sub or the equivalent organizational documents of any of Exar’s Subsidiaries, (ii) subject to the approval by Exar’s stockholders of the issuance of shares of Exar Common Stock in the Merger as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.4(b) below, conflict with or violate any Legal Requirement applicable to Exar or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Exar’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Exar or any of its Subsidiaries pursuant to, any Contract to which Exar or any of its Subsidiaries is a party or by which Exar or any of its Subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect would not, in the case of clauses (ii) and (iii), individually or in the aggregate, reasonably be expected to (x) have a Material Adverse Effect on Exar, or (y) prevent or materially delay consummation of the Merger or the other transactions contemplated by this Agreement.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with any federal, state, local or foreign government, court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority having (through authority granted by a governmental agency or commission) the force of law (“Governmental Entity”) is required by or with respect to Exar or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing by Exar of a Form S-4 Registration Statement (the “Registration Statement”) with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (ii) the filing of the Certificate of Merger with the Secretary of State of Delaware, (iii) the filing of the Proxy Statement with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the competition and antitrust laws of any foreign country, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required by the NASDAQ Global Market (the “NASDAQ”), and (vi) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to (x) have a Material Adverse Effect on Exar, or (y) prevent or materially delay consummation of the Merger or the other transactions contemplated by this Agreement.

2.5 SEC Filings; Exar Financial Statements; No Undisclosed Liabilities; Sarbanes-Oxley.

(a) Exar has filed all forms, reports and documents required to be filed with the SEC since January 1, 2004, and has made available (including by posting to the SEC’s EDGAR system) to Sipex such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Exar may file subsequent to the date hereof) are referred to herein as the “Exar SEC Reports.” As of their respective dates, the

Exar SEC Reports (i) were prepared, in all material respects, in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Exar SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Exar’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Exar SEC Reports (the “Exar Financials”), including any Exar SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC at the time of filing with respect thereto, (ii) was prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of Exar and its Subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of Exar contained in the Exar SEC Reports as of December 31, 2006 is hereinafter referred to as the “Exar Balance Sheet.” Except as disclosed in the Exar Financials (including the Exar Balance Sheet), neither Exar nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Exar and its Subsidiaries taken as a whole, except liabilities incurred since the date of the Exar Balance Sheet in the ordinary course of business consistent with past practices, which would not, individually or in the aggregate, reasonably be expected to be material to the business, results of operations or financial condition of Exar and its Subsidiaries, taken as a whole.

(c) Exar has heretofore furnished to Sipex a true and complete copy of any amendments or modifications which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Exar with the SEC pursuant to the Securities Act or the Exchange Act.

(d) Exar is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(e) Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since July 31, 2002, was accompanied by the certifications required to be filed or submitted by Exar’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

(f) Exar has established and maintains a system of internal accounting controls and financial reporting (as required by Rule 13a-15 under the Exchange Act) that are sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Exar’s disclosure controls and procedures are reasonably effective to ensure that all material information required to be disclosed by Exar in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated on a timely basis to the individuals responsible for the preparation of Exar’s filings with the SEC to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Exar has disclosed, based on its most recent completed evaluation prior to the date of this Agreement, to Exar’s outside auditors and the audit committee of the board of directors of Exar (A) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to materially and adversely affect Exar’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Exar’s internal control over financial reporting

(g) Since January 1, 2003, neither Exar, any of its Subsidiaries nor, to Exar’s knowledge, any director, officer, employee, auditor, accountant or representative of Exar or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Exar or any of its Subsidiaries or its internal accounting controls, including any complaint, allegation, assertion or claim that Exar or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing Exar or any of its Subsidiaries, whether or not employed by Exar or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Exar or any of its officers, directors, employees or agents to its Board of Directors or any committee thereof or to any director or officer of Exar.

(h) To Exar’s knowledge, no employee of Exar or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Legal Requirement.

2.6 Absence of Certain Changes or Events.

(a) Since the date of the Exar Balance Sheet, there has not been any Material Adverse Effect on Exar.

(b) Since the date of the Exar Balance Sheet through the date of this Agreement, Exar and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practices and there has not been (i) any material change by Exar in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, (ii) any revaluation by Exar of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business or (iii) any action taken by Exar or its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.1(b), other than actions in connection with the transactions contemplated by this Agreement.

2.7 Taxes.

(a) Definitions. For the purposes of this Agreement, (i) “Tax” or “Taxes” means any and all United States federal, state, local and foreign taxes, duties or assessments of any nature whatsoever, including income, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise and property taxes, together with any interest, penalties or additions imposed with respect thereto, and (ii) “Tax Returns” means any and all returns, reports, declarations, claims for refund or information returns, statements or forms (including any schedule or attachment thereto) with respect to Taxes (including any amendments thereto).

(b) All material Tax Returns required to be filed with respect to Exar and each of its Subsidiaries have been duly and timely filed, and all such Tax Returns are true, complete and accurate in all material respects. Exar and each of its Subsidiaries have paid all material Taxes required to be paid by it (regardless of whether shown on any Tax Return). Neither Exar nor any of its Subsidiaries has been granted, requested or filed any document having the effect of causing any extension of time within which to file any Tax Returns in respect of any fiscal year that have not since been filed.

(c) Exar and each of its Subsidiaries have timely withheld and paid, or caused to be timely withheld and paid, all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(d) Neither Exar nor any of its Subsidiaries is delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed, asserted or assessed in writing against Exar or any of its Subsidiaries. As of the date of this Agreement, there are no pending requests for waivers of any statute of limitations on, or extension of any time period for, the assessment or collection of any material Tax with respect to Exar or any of its Subsidiaries, and no such waivers or extensions have been granted by any taxing authority.

(e) There is no action, assessment, suit, proceeding, investigation, audit or other examination, adjustment or claim for or relating to any material Taxes of Exar or any of its Subsidiaries either pending or threatened in writing.

(f) The unpaid Taxes of Exar and its Subsidiaries did not, as of the dates of the financial statements contained in the most recent Exar SEC Reports, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in such financial statements. Since the date of the financial statements in the most recent Exar SEC Reports, neither Exar nor any Subsidiary has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(g) Exar has made available to Sipex or its legal counsel or accountants copies of all Tax Returns and supporting information of Exar and any of its Subsidiaries for all taxable periods since April 1, 2001, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by any of Exar and its Subsidiaries (and their respective predecessors) since April 1, 2001.

(h) Neither Exar nor any of its Subsidiaries is or has been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(i) Neither Exar nor any of its Subsidiaries has (a) been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was Exar), (b) been a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of any Tax (other than such an agreement or arrangement exclusively between or among Exar and its Subsidiaries), nor does Exar or any of its Subsidiaries owe any amount under any such agreement or (c) any liability for the Taxes of any person (other than Exar or any of its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor by Contract or otherwise.

(j) Neither Exar nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code either (A) in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the Closing Date) or (B) in a distribution that otherwise constitutes part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code in conjunction with the Merger.

(k) Neither Exar nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(l) As of the date hereof, neither Exar nor any of its Subsidiaries has taken or agreed to take any action, nor does Exar or any of its Subsidiaries have knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

2.8 Exar Intellectual Property.

(a) For the purposes of this Agreement, the following terms have the following definitions:

(i) “Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (A) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (B) all trade secrets; (C) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (D) all mask works and semiconductor chip designs and any registrations, applications and certifications of registration therefore throughout the world; (E) all industrial designs and any registrations and applications therefor throughout the world; (F) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world, including all domain names; (G) all databases and rights therein throughout the world; (H) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (I) any similar or equivalent rights to any of the foregoing anywhere in the world.

(ii) “Exar Intellectual Property” shall mean any Intellectual Property that is owned or purportedly owned by Exar or any of its Subsidiaries and which is material to the business of Exar or any of its Subsidiaries as currently conducted and as proposed to be conducted, including, without limitation, the Exar Registered Intellectual Property.

(iii) “Registered Intellectual Property” means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) registered mask works and semiconductor chip designs and applications for mask work and semiconductor chip design registration; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, Governmental Entity or other public legal authority.

(iv) “Exar Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, Exar or any of its Subsidiaries and which is material to the business of Exar or any of its Subsidiaries as currently conducted and as proposed to be conducted.

(v) “Exar Technology” shall mean Technology that is owned or purportedly owned by Exar or any of its Subsidiaries and which is material to the business of Exar or any of its Subsidiaries as currently conducted and as proposed to be conducted.

(vi) “Technology” means any and all tangible embodiments of Exar Intellectual Property, whether in electronic, written or other media, including software, technical documentation, specifications, designs, bills of material, build instructions, test reports, schematics, algorithms, mask works, reticles, IP cores, netlists, application programming interfaces, user interfaces, routines, formulae, databases, lab notebooks, invention disclosures and records of invention, processes, prototypes, samples, studies, or other know-how and other works of authorship.

(vii) For the purposes of this Agreement, “as proposed to be conducted” means, with respect to Exar, the business of Exar and its Subsidiaries as proposed to be conducted in the absence of the Merger and assuming no business combination with Sipex. For the purposes of this Section 2.8 only, “as proposed to be conducted” means, with respect to Exar, its business as proposed to be conducted pursuant to the Exar product roadmaps included in the presentation identified on Section 2.8(a) of the Exar Disclosure Schedule.

(b) Section 2.8(b) of the Exar Schedules is a true and complete list of all Exar Registered Intellectual Property as of the date of this Agreement and specifies, where applicable, the jurisdictions in which each such item of Exar Registered Intellectual Property has been issued or registered. All necessary registration, maintenance and renewal fees currently due in connection with such Exar Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Exar Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Exar Registered Intellectual Property.

(c) Exar has no knowledge of any information, materials, facts or circumstances, including any information or fact that would render any of the Exar Registered Intellectual Property invalid or unenforceable, or would materially affect any pending application for any Exar Registered Intellectual Property and Exar has not knowingly misrepresented, or knowingly failed to disclose, any facts or circumstances in any application for any Exar Registered Intellectual Property that would constitute fraud or misrepresentation with respect to such application or that would otherwise materially adversely affect the validity or enforceability of any Exar Registered Intellectual Property.

(d) No Exar Intellectual Property, Exar Technology or product or service of Exar or any of its Subsidiaries is subject to any proceeding or outstanding decree, order, judgment or Contract (other than customary and appropriate license restrictions (e.g., prohibitions on reverse engineering, sublicensing, etc.) on in-licensed Intellectual Property or Technology)materially restricting in any manner the use, transfer, or licensing thereof by Exar or any of its Subsidiaries, or that may materially affect the validity, use or enforceability of such Exar Intellectual Property.

(e) Each of Exar and its Subsidiaries owns and has good and exclusive title to, or has a valid right or license to use (and, to the extent applicable, modify and create derivative works of), all Intellectual Property and Technology necessary for or used in the conduct of its business as currently conducted and as proposed to be conducted. Each item of Exar Intellectual Property is exclusively owned by Exar or one of its Subsidiaries free and clear of any lien, pledge, charge, claim, restriction on transfer, mortgage, security interest or other encumbrance of any sort (any “Lien”) (excluding licenses and related restrictions entered into in the ordinary course of business consistent with past practice). Exar or one of its Subsidiaries exclusively owns all trademarks, trade names and other business identifiers used in connection with operation or conduct of the business of Exar and its Subsidiaries, including the name of any products or the provision of any services by Exar and its Subsidiaries, free and clear of any Lien.

(f) Since January 1, 2002 and as of the date of this Agreement, all former and current employees of Exar and its Subsidiaries have entered into valid and binding Contracts with Exar sufficient to assign and vest all rights, title and interest in Exar or its Subsidiary, as applicable, of all Intellectual Property and Technology created by such employees in the scope of their employment. To the extent that any material Intellectual Property or Technology have been developed or created by a third party for specifically Exar or any of its Subsidiaries, Exar or such Subsidiary has a written Contract with such third party with respect thereto and Exar or such Subsidiary thereby has obtained ownership of, and is the exclusive owner of all such third party’s Intellectual Property or Technology in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so, or has received a perpetual license to use, modify and exploit such Technology or under such Intellectual Property in connection with the business of Sipex or any of its Subsidiaries as currently conducted and as proposed to be conducted.

(g) Neither Exar nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property or Technology that is or was Exar Intellectual Property or Exar Technology to any third party.

(h) The operation of the business of Exar and its Subsidiaries as such business currently is conducted, including Exar’s and its Subsidiaries’ design, development, manufacture, marketing and sale of the products or services of Exar and its Subsidiaries (including products currently under development) has not and does not infringe or misappropriate the Intellectual Property of any third party or, to its knowledge, constitute unfair competition or trade practices under the Legal Requirements of any jurisdiction.

(i) Neither Exar nor any of its Subsidiaries has since January 1, 2002 received notice or threat from any third party that the operation of the business of Exar or any of its Subsidiaries or any act, product or service of Exar or any of its Subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the Legal Requirements of any jurisdiction.

(j) To Exar’s knowledge, no Person is infringing or misappropriating any Exar Intellectual Property.

(k) Exar and each of its Subsidiaries has taken reasonable steps to protect Exar’s and its Subsidiaries’ rights in Exar’s confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Exar or any of its Subsidiaries, and, without limiting the foregoing, each of Exar and its Subsidiaries has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form made available to Sipex and all current and former employees and contractors of Exar and any of its Subsidiaries have executed such an agreement, except where the failure to do so is not reasonably expected to have a Material Adverse Effect on Exar.

(l) Neither Exar nor any of its Subsidiaries has given any warranties or indemnities in connection with Intellectual Property rights to any third party other than warranties or indemnities given in the ordinary course of business consistent with past practice or that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Exar. Neither Exar nor any of its Subsidiaries is a party to any non-competition or other similar restrictive agreement or arrangement relating to any business or service anywhere in the world.

(m) Exar and its Subsidiaries has the right to use (and, to the extent applicable, modify and create derivative works of), pursuant to valid written licenses or agreements, all third party Intellectual Property and Technology (including, without limit, software development tools, library functions, compilers and all other third-party software) that are material to the operation of the business as currently conducted and as proposed to be conducted by Exar and its Subsidiaries, and such licenses and agreements are set forth in Section 2.8(m)(i) of the Exar Schedules. Exar and its Subsidiaries are in compliance with all material terms and conditions of all Contracts regarding Intellectual Property, Technology and the products or services of Exar or its Subsidiaries to which Exar or any of its Subsidiaries is a party, and, to the knowledge of Exar, there is no claim or threatened claim, or reasonable basis therefor, that Exar or any of its Subsidiaries has breached any terms or conditions of such Contracts. Section 2.8(m)(ii) of the Exar Schedules sets forth a list of all licenses pursuant to which Exar or any of its Subsidiaries licenses Exar Intellectual Property or Exar Technology to any third party that are material to the operation of the business as currently conducted and as proposed to be conducted by Exar and its Subsidiaries. To Exar’s knowledge and as of the date of this Agreement, no Person is in breach of any Contract authorizing another party to use Exar Intellectual Property. Exar has made available to Sipex copies of all Contracts identified above. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Exar’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any patent licensed by Exar or any of its Subsidiaries pursuant to, any Contract to which Exar or any of its Subsidiaries is a party under which they license from a third party any patent which is material to any product line of Exar.

(n) No Technology subject to any open source, freeware, shareware or other public library software license, including any version of any software licensed pursuant to any GNU public license (including, without limit, the GPL or the LGPL), is, in whole or in part, embodied or incorporated into any of Exar’s or its Subsidiaries’ products.

(o) The consummation of the transactions contemplated by this Agreement will not result in the loss of, or otherwise adversely affect, any ownership or other rights of Exar or any of its Subsidiaries in any Exar Intellectual Property or Exar Technology or result in the breach or termination of any Contract to which Exar or any of its Subsidiaries is a party respecting any material Exar Intellectual Property or Exar Technology.

(p) Neither the consummation of the transactions contemplated by this Agreement nor the transfer of any Contracts or Exar Intellectual Property or Exar Technology will trigger any provision of any Exar Contract that purports to obligate Sipex to (i) grant to any third party any rights or licenses with respect to any Exar Intellectual Property or Exar Technology; or (ii) increase the royalties or other amounts payable for licenses to Exar Intellectual Property or Exar Technology in excess of that being paid by Exar or its Subsidiaries prior to the Closing.

(q) Neither Exar nor any of its Subsidiaries has contributed or licensed, or agreed to contribute or license, any Exar Intellectual Property or Exar Technology to or through any standards body, standard setting organization, industry consortium, licensing pool, governmental entity, or other industry group or consortium (each, a “Standards Body”). Neither Exar nor any of its Subsidiaries has agreed to dedicate any Exar Intellectual Property or Exar Technology to the public, to make generally available any Exar Intellectual Property or Exar Technology, or to make any licenses available on a royalty free basis or on fair, reasonable or non-discriminatory terms in connection with any Standards Body or otherwise.

(r) No funding or facilities of any governmental entity, or funding or facilities of a university, college, other educational or academic institution or research center, was used in the development of the Exar Intellectual Property or Exar Technology or Exar’s or any of its Subsidiaries’ products. No current or former employee, consultant or independent contractor of Exar or any of its Subsidiaries who was involved in, or who contributed to, the creation or development of any Exar Intellectual Property or Exar Technology or Exar’s or any of its Subsidiaries’ products, has to the knowledge of Exar performed services for any governmental entity, a university, college, or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for Exar or any of its Subsidiaries.

2.9 Compliance; Permits; Restrictions.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to Exar and its Subsidiaries taken as a whole or prevent or materially delay consummation of the Merger or the other transactions contemplated by this Agreement, neither Exar nor any of its Subsidiaries is in conflict with, or in default or violation of (i) any Legal Requirement applicable to Exar or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any Contract to which Exar or any of its Subsidiaries is a party or by which Exar or any of its Subsidiaries or its or any of their respective properties is bound or affected. No investigation or review by any Governmental Entity is pending or, to Exar’s knowledge, threatened against Exar or its Subsidiaries, nor to Exar’s knowledge has any Governmental Entity indicated an intention to conduct the same. There is no Contract, judgment, injunction, order or decree binding upon Exar or any of its Subsidiaries which has or could reasonably be expected to have the effect of materially prohibiting or impairing any business practice of Exar or any of its Subsidiaries, any acquisition of material property by Exar or any of its Subsidiaries or the conduct of business by Exar as currently conducted.

(b) Exar and its Subsidiaries hold all material permits, licenses, variances, exemptions, orders and approvals from Governmental Entities which are material to the operation of the business of Exar (collectively, the “Exar Permits”). Exar and its Subsidiaries are in compliance in all material respects with the terms of the Exar Permits.

2.10 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Exar or any of its Subsidiaries has received any notice of assertion nor, to Exar’s knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against Exar or any of its Subsidiaries, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Exar and its Subsidiaries taken as a whole, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement. Section 2.10 of the Exar Schedules sets forth each action, suit, proceeding, claim, arbitration or investigation pending, or as to which Exar or any of its Subsidiaries has received any notice of assertion, and, to the knowledge of Exar, any threatened action, suit, proceeding, claim, arbitration or investigation against Exar or any of its Subsidiaries, in each case which would reasonably be expected to be material to Exar and its Subsidiaries taken as a whole.

2.11 Brokers’ and Finders’ Fees. Except for fees payable to Cowen and Company pursuant to an engagement letter dated March 26, 2007, a copy of which has been provided to Sipex, and fees payable to Lehman Brothers pursuant to an engagement letter dated April 25, 2007, a copy of which has been provided to Sipex, neither Exar nor Merger Sub has incurred, nor will either of them incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.12 Employee Benefit Plans.

(a) All “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all material employee compensation, incentive, retirement, welfare, fringe or benefit plans, programs, policies, Contracts, commitments or other arrangements (whether or not set forth in a written document and including, without limitation, which are or have been maintained, contributed to, or required to be contributed to, by Exar or an Exar Affiliate for the benefit of any current or former employee, director or consultant of Exar or an Exar Affiliate (each an “Exar Employee”) who has any present or future rights to benefits, or with respect to which Exar or any Exar Affiliate has or, to its knowledge, may in the future have any material liability, as of the date of this Agreement are listed in Section 2.12(a) of the Exar Schedules, excluding any arrangement with any individual for the payment of salary, bonus or commissions (the “Exar Plans”). Exar has provided or made available to Sipex: (i) true and complete copies of current versions of all documents embodying each Exar Plan including (without limitation) all amendments thereto, all related trust documents, and all material written Contracts relating to each such Exar Plan; (ii) the most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Exar Plan; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Exar Plan; (iv) all IRS determination, opinion, notification and advisory letters, if any; (v) all material correspondence to or from any Governmental Entity relating to any Exar Plan, if any; (vi) the most recent discrimination tests for each Exar Plan; (vii) the most recent actuarial valuations, if any, prepared for each Exar Plan; (viii) if the Exar Plan is funded, the most recent annual and periodic accounting of the Exar Plan assets; and (ix) all communication to Exar Employees relating to any events which would result in any material liability to Exar or any Exar Affiliate. “Exar Affiliate” shall mean each Subsidiary of Exar and any other Person under common control with Exar or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

(b) Exar and each Exar Affiliate have performed in all material respects all obligations required to be performed by them under each Exar Plan, including all reporting, disclosure and notification requirements, and each Exar Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign or domestic), including but not limited to ERISA and the Code, which are applicable to such Exar Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Exar Plan activities) has been brought, or to Exar’s knowledge, is threatened, against or with respect to any such Exar Plan. There are no audits, inquiries or proceedings pending or, to Exar’s knowledge, threatened by the Internal Revenue Service (the “IRS”) or Department of Labor (the “DOL”) with respect to any Exar Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Exar Plans have been timely made or accrued. Each Exar Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Exar Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Exar Plan. To the knowledge of Exar, no condition or circumstance exists giving rise to a material likelihood that any such Exar Plan would not be treated as qualified by the IRS. Neither Exar nor any Exar Affiliate has any plan or commitment to establish any new Exar Plan, to modify any Exar Plan (except to the extent required by applicable Legal Requirements or to conform any such Exar Plan to the requirements of any applicable Legal Requirement or as required by the terms of any Exar Plan or this Agreement), or to enter into any new Exar Plan. Each Exar Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to the Surviving Corporation, Exar or any Exar Affiliate (other than ordinary administration expenses).

(c) Neither Exar nor any Exar Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code and at no time has Exar or any Exar Affiliate contributed to or been requested to contribute to any “multiemployer plan,” as such term is defined in ERISA. No Exar Plan provides health benefits that are not fully insured through an insurance contract. Neither Exar, any Exar Affiliate, nor any officer or director of Exar or any Exar Affiliate is subject to any material liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA with respect to an Exar Plan. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code and Section 408 of ERISA, has occurred with respect to any Exar Plan which could subject Exar or any Exar Affiliate to material liability.

(d) Neither Exar nor any Exar Affiliate has, prior to the Effective Time and in any material respect, violated requirements of the Family Medical Leave Act of 1993, as amended, the requirements of the Women’s Health and Cancer Rights Act of 1998, as amended, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, as amended, the requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, or any similar provisions of state law applicable to Exar Employees. None of the Exar Plans promises or provides post-termination or retiree medical or other post-termination or retiree welfare benefits to any person, nor has Exar nor any Exar Affiliate represented, promised or contracted (whether in oral or written form) to provide such post-termination or retiree benefits to any Exar Employee or any other person except (1) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code, (2) disability benefits that have been fully provided for by insurance under an Exar Plan that constitutes an “employee welfare benefit plan” within the meaning of Section (3)(1) of ERISA, (3) benefits in the nature of severance pay with respect to one or more of the employment contracts set forth on Section 2.12(a) of the Exar Schedules, or (4) as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar statute.

(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of termination of employment following the transaction) (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Exar Employee under any Exar Plan, (ii) materially increase any benefits otherwise payable under any Exar Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits, or (iv) result in any loan or other extension of credit to or on behalf of any Exar Employee.

(f) Neither Exar nor any Exar Affiliate has violated Section 402 of the Sarbanes-Oxley Act and the execution of this Agreement and the consummation of the transactions contemplated hereby will not, to Exar’s knowledge, cause such a violation with respect to any Exar Employee.

(g) There is no agreement, plan, arrangement or other Contract to which Exar or any Exar Affiliate is a party, including but not limited to any agreements entered into in connection with this Agreement, covering any Exar Employee that, individually or collectively, would reasonably be expected to, give rise directly or indirectly, in connection with the consummation of the transactions contemplated by this Agreement, to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code or would give rise to the payment of any amount that would not be deductible pursuant to Sections 162(m) of the Code, or the payment of any excise tax under Section 4999 of the Code. There is no agreement, plan, arrangement or other Contract to which Exar or any Exar Affiliate is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(h) Each Exar International Employee Plan has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all Legal Requirements that are applicable to such Exar International Employee Plan. Furthermore, no Exar International Employee Plan has unfunded liabilities that, as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by applicable Legal Requirement, no condition exists that would prevent Exar or Sipex from terminating or amending any Exar International Employee Plan at any time for any reason. For purposes of this Section “Exar International Employee Plan” shall mean each Exar Plan that has been adopted or maintained by Exar or any of its Subsidiaries, whether informally or formally, for the benefit of current or former employees of Exar or any of its Subsidiaries outside the United States.

(i) Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) of Exar has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder. No nonqualified deferred compensation plan of Exar has been “materially modified” (within the meaning of Treasury Regulation Section 1.409A-6(a)(4)) at any time after October 3, 2004.

2.13 Absence of Liens and Encumbrances; Real Property.

(a) Exar and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, a valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any Liens except as reflected in the Exar Financials and except for Permitted Liens.

(b) Section 2.13(b) of the Exar Schedules sets forth a true and complete list of all real property owned by Exar or any of its Subsidiaries (the “Exar Owned Real Property”). Exar or one of its Subsidiaries owns title in fee simple to each Exar Owned Real Property, free and clear of all Liens other than Permitted Liens, and there are no outstanding options or rights of first refusal in favor of any other party to purchase any Exar Owned Real Property or any portion thereof or interest therein.

(c) Section 2.13(c) of the Exar Schedules sets forth a true and complete list as of the date of this Agreement of all properties leased or otherwise occupied by Exar or any of its Subsidiaries for the operation of its business, including the address, the name of the landlord, and the current base rent (the “Exar Facilities”). Section 2.13(c) of the Exar Schedules identifies all of the leases or other occupancy agreements with respect to the Exar Facilities (the “Exar Leases”) (including any amendments or modifications to the Exar Leases). No party other than Exar, its Subsidiary or a subtenant identified in Section 2.13(c) of the Exar Schedules, as applicable, has the right to occupy any of the Exar Facilities. The execution and delivery of this Agreement by Exar do not, and the performance of this Agreement by Exar will not result in any material breach of, or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair in any material respect Exar’s rights or alter in any material respect the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Exar Lease.

2.14 Environmental Matters.

(a) The operations of Exar and each of its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with any permits, licenses, variances, exemptions, orders and approvals from Governmental Entities required under all applicable Environmental Laws necessary to operate its business (“Environmental Permits”).

(b) Neither Exar nor any of its Subsidiaries is subject to any pending, or to Exar’s knowledge, threatened claim alleging that Exar or any of its Subsidiaries may be in violation of any Environmental Law or any Environmental Permit or may have any liability under any Environmental Law.

(c) There are no pending or, to Exar’s knowledge, threatened investigations of the businesses of Exar or any of its Subsidiaries, or any currently or previously owned or leased property of Exar or any of its Subsidiaries under Environmental Laws, which would reasonably be expected to result in Exar or any Subsidiary incurring any material liability pursuant to any Environmental Law.

(d) Since January 1, 2000, no Releases of Hazardous Materials have occurred at, from, on or under any Exar Leased Property or Exar Owned Real Property or any other properties previously owned or leased by Exar or its Subsidiaries (i) at the time Exar owned or leased such properties or (ii) to Exar’s knowledge, at any other time since January 1, 2000, in each case which could require Remedial Action by Exar or any of its Subsidiaries or otherwise give rise to material liability under Environmental Law. Since January 1, 2000, no Hazardous Materials are or were present at, on, under, or migrating to or from any Exar Leased Property or Exar Owned Real Property or any other properties previously owned or leased by Exar or its Subsidiaries (i) at the time they owned or leased such properties or (ii) to Exar’s knowledge, at any other time since January 1, 2000, in each case which could require any material Remedial Action by Exar or any of its Subsidiaries or otherwise give rise to material liability under Environmental Law.

(e) Since January 1, 2000, neither Exar nor any of its Subsidiaries has generated, transported, treated, stored, used, manufactured, handled, disposed of, recycled, sold or distributed or arranged for the transportation, treatment, storage, use, manufacturing, handling or disposal, recycling, sale or distribution of any Hazardous Material which could require any Remedial Action by Exar or any of its Subsidiaries or otherwise give rise to any material liability of Exar or any of its Subsidiaries under Environmental Law.

(f) Exar has made available to Sipex all environmental audits, assessments, investigations, reports, tests or other analyses with respect to the real property owned or leased by Exar since January 1, 2002 which audits, assessments, investigations, reports, tests or other analyses are in the possession of Exar or any of its Subsidiaries.

(g) Definitions. For the purposes of this Agreement, the following terms have the following definitions:

(i) “Environmental Laws” means any and all Legal Requirements relating in any way to pollution, the environment or the protection of human health and worker safety.

(ii) “Hazardous Materials” means any substance, material or waste which is regulated by any Governmental Entity including petroleum and its by-products, asbestos, and any material or substance which is defined as a “hazardous waste,” “hazardous substance,” “hazardous material,” “restricted hazardous waste,” “industrial waste,” “solid waste,” “contaminant,” “pollutant,” “toxic waste” or “toxic substance” under any provision of Environmental Law.

(iii) “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the environment.

(iv) “Remedial Action” means all actions required under Environmental Laws to clean up, remove, treat or address any Hazardous Material in the environment at levels exceeding those allowed by applicable Environmental Laws, including pre-remedial studies and investigations or post-remedial monitoring and care.

2.15 Labor and Employment Matters.

(a) No work stoppage or labor strike against Exar or any Exar Affiliate is pending, threatened or reasonably anticipated. Exar does not know of any activities or proceedings of any labor union to organize any Exar Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to Exar’s knowledge, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Exar Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Exar. Neither Exar nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither Exar nor any of its Subsidiaries is presently, or has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Exar Employees and no collective bargaining agreement is being negotiated with respect to Exar Employees. Neither Exar nor any of its Subsidiaries have incurred any material liability or material obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Legal Requirement which remains unsatisfied.

(b) Exar and each Exar Affiliate are in compliance in all material respects with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Exar Employees. Neither Exar nor any Exar Affiliate has or could reasonably be expected to have any direct or indirect material liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

2.16 Agreements, Contracts and Commitments.

(a) As of the date of this Agreement, neither Exar nor any of its Subsidiaries is a party to or is bound by:

(i) (A) any employment or consulting Contract with any officer or member of Exar’s Board of Directors or (B) any employment or consulting Contract with any Exar employee, consultant or independent contractor involving salary of greater than $200,000 per year;

(ii) any Contract, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii) any agreement of material indemnification or any material guaranty by Exar other than any agreement of indemnification or guaranty entered into in the ordinary course of business on Exar’s standard forms of indemnification or guaranty (forms of which are attached to Section 2.16(a)(iii) of the Exar Schedules);

(iv) any Contract (A) containing any covenant limiting in any respect the right of Exar or any of its Subsidiaries to engage in any line of business or to compete with any Person or in any geographic area, (B) granting any exclusive rights (including distribution rights), or (C) purporting to limit the ability of Exar or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or any business;

(v) any Contract (A) relating to the disposition or acquisition by Exar or any of its Subsidiaries after the date of this Agreement of capital stock or other equity interests or a material amount of assets or not in the ordinary course of business, (B) pursuant to which Exar has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Exar’s Subsidiaries, or (C) entered into in the last three (3) years relating to the acquisition or disposition by Exar or any of its Subsidiaries of stock or other equity interests or a material amount of assets not in the ordinary course of business;

(vi) (A) joint marketing or development Contract currently in force under which Exar or any of its Subsidiaries have continuing material obligations to jointly market or develop any product, technology or service (including Intellectual Property that will not be owned, in whole or in part, by Exar or any of its Subsidiaries), or (B) any joint venture or partnership Contract;

(vii) Contract currently in force to provide source code to any third party;

(viii) any Contract currently in force to authorize or license any third party to manufacture or reproduce any Exar product, service or technology;

(ix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(x) any leases for personal property involving payments in excess of $200,000 annually (including capital leases);

(xi) any settlement agreement entered into within three (3) years prior to the date of this Agreement with respect to which Exar has continuing obligations;

(xii) any Contract (A) pursuant to which Exar is required to provide notice of the discontinuance or end-of-life of any product, or (B) a continuity of supply Contract or any other Contract pursuant to which Exar is required to provide a product for a fixed period of time;

(xiii) any Contracts with Exar’s top 10 distributors, independent sales representatives or others distributing Exar’s products (measured by revenue) for the last 12 months;

(xiv) any Contract with the top 10 non-distributor customers of Exar and its Subsidiaries taken as a whole (measured by revenue) in the last 12 months;

(xv) any other Contract that, either individually or taken together with all other contracts with the same party, (i) has in the last 12 months resulted in payments being made to Exar in excess of $250,000 or (ii) is expected by Exar, if fulfilled in accordance with its terms, to result in payments being made to Exar in excess of $250,000 in the next 12 months;

(xvi) any other Contract that, either individually or taken together with all other contracts with the same party, (i) has in the last 12 months resulted in payments being made by Exar in excess of $250,000 or (ii) is expected by Exar, if fulfilled in accordance with its terms, to result in payments being made by Exar in excess of $250,000 in the next 12 months; and

(xvii) any other Contract deemed to be a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC.

(b) Neither Exar nor any of its Subsidiaries, nor to Exar’s knowledge any other party to an Exar Contract, is in material breach, violation or default under, and neither Exar nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the Contracts to which Exar or any of its Subsidiaries is a party or by which it is bound that are required to be disclosed in the Exar Schedules (including Sections 2.13(c), 2.8 and 2.16 (a)) (any such Contract, an “Exar Contract”).

2.17 Statements; Proxy Statement/Prospectus.

(a) None of the information supplied or to be supplied by Exar or Merger Sub for inclusion or incorporation by reference in the Registration Statement will at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

(b) The proxy statement/prospectus to be sent to the stockholders of Exar in connection with the meeting of Exar’s stockholders to consider the approval of the issuance of shares of Exar Common Stock in the Merger (the “Exar Stockholders’ Meeting”) and to the stockholders of Sipex in connection with the meeting of Sipex’s stockholders to consider the adoption of this Agreement (the “Sipex Stockholders’ Meeting”) (such proxy statement/prospectus as amended or supplemented is referred to herein as the “Proxy Statement”) shall not, on the date the Proxy Statement is first mailed to Exar’s stockholders and

Sipex’s stockholders, at the time of the Exar Stockholders’ Meeting, the Sipex Stockholders’ Meeting or at the Effective Time, with respect to information supplied or to be supplied by Exar, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Exar Stockholders’ Meeting or the Sipex Stockholders’ Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Exar makes no representation or warranty with respect to any information supplied by Sipex for inclusion or incorporation by reference in any of the foregoing documents.

2.18 Board Approval. The Board of Directors of Exar has, as of the date of this Agreement, (i) determined that the Merger is fair to, advisable and in the best interests of Exar and its stockholders, (ii) duly approved the Merger, this Agreement and the transactions contemplated hereby, (iii) approved the Exar Voting Agreements, and (iv) subject to the terms of this Agreement, determined to recommend to the stockholders of Exar that they approve the issuance of shares of Exar Common Stock in the Merger at the Exar Stockholders’ Meeting (such recommendation, the “Exar Recommendation”).

2.19 State Takeover Statutes. The Board of Directors of Exar has approved the Merger, this Agreement, the Exar Voting Agreements and the transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger, this Agreement, the Exar Voting Agreements and the transactions contemplated hereby and thereby the provisions of Section 203 of the DGCL. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, this Agreement, the Exar Voting Agreement or the transactions contemplated hereby and thereby.

2.20 Fairness Opinion. Exar has received a written opinion from each of Cowen and Company and Lehman Brothers to the effect that as of the date hereof, the Exchange Ratio is fair to Exar from a financial point of view. A copy of such written opinions shall be delivered by Exar to Sipex promptly after receipt.

2.21 Insurance. Exar has made available to Sipex prior to the execution of this Agreement true and complete copies of all policies of insurance maintained by Exar and its Subsidiaries, or summaries of the material terms of such policies. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds, except questioned, denied or disputed claims the failure to provide coverage for which would not individually or in the aggregate be material to Exar.

2.22 Transactions with Affiliates. Since December 31, 2006, there have been no transactions, agreements, arrangements or understandings between Exar and its affiliates that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

2.23 Illegal Payments. In the conduct of their business, neither Exar nor any of its Subsidiaries nor, to Exar’s knowledge, any of their respective Representatives, has (a) directly or indirectly, given, or agreed to give, any gift, contribution, payment or similar benefit that is or was illegal under any applicable Legal Requirement to any supplier, customer, governmental official or employee or other person who was, is or may be in a position to help or hinder Exar or any of its Subsidiaries (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any contribution that is or was illegal under applicable Legal Requirements, or reimbursed any political gift or contribution that is or was illegal under applicable Legal Requirements made by any other person, to any candidate for federal, state, local or foreign public office or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

2.24 Operations and Equity Interests of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and has not (i) engaged in any business activities or owned any properties or assets other than in connection with the transactions contemplated by this Agreement, (ii) conducted any operations other than in connection with the transactions contemplated by this Agreement, or (iii) incurred any liabilities other than in connection with the transactions contemplated by this Agreement. Exar, as the sole shareholder of Merger Sub, has approved the Merger (and the other transactions contemplated hereby) and Merger Sub’s execution and delivery of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SIPEX

Sipex represents and warrants to Exar and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure schedules supplied by Sipex to Exar (the “Sipex Schedules”) (it being understood that any such exception shall be deemed to qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to which the relevance of such disclosure is reasonably apparent on its face), as follows:

3.1 Organization of Sipex.

(a) Sipex and each of its Subsidiaries that has any employees, operations or assets (each a “Sipex Material Subsidiary” and together, the “Sipex Material Subsidiaries”) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sipex. No direct or indirect Subsidiaries of Sipex holds any Sipex Common Stock.

(b) Section 3.1(b)(i) of the Sipex Schedules sets forth a true and complete list of all of Sipex’s Subsidiaries, indicating the jurisdiction of incorporation of each Sipex Subsidiary, Sipex’s equity interest therein and the holder(s) of any other equity interest therein (if not owned 100% by Sipex). Section 3.1(b)(ii) of the Sipex Schedules sets forth a true and complete list of any entity in which Sipex holds any equity interest, other than any Sipex Subsidiaries, indicating the jurisdiction of incorporation of each such entity, Sipex’s equity interest therein and, to the extent known by Sipex, the holder(s) of any other equity interest therein.

(c) Sipex has made available to Exar a true and correct copy of the Certificate of Incorporation and Bylaws of Sipex and similar governing instruments of each of the Sipex Material Subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither Sipex nor any of the Sipex Material Subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

3.2 Sipex Capital Structure. The authorized capital stock of Sipex consists of 60,000,000 shares of Common Stock, par value $0.01 per share, of which there are 18,727,741 shares issued and outstanding as of the date of this Agreement, and 1,000,000 shares of Preferred Stock, par value $0.01 per share, of which no shares are issued or outstanding. All outstanding shares of Sipex Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Sipex or any Contract or document to which Sipex is a party or by which it is bound. As of the date of this Agreement, Sipex had reserved an aggregate of 3,285,995 shares of Sipex Common Stock for issuance to employees, consultants and non-employee directors pursuant to the Sipex Option Plans, under which options are outstanding for an aggregate of 1,841,662 shares and under which 699,938 shares are available for grant as of the date of this Agreement. As of the date of this Agreement, options are outstanding for an aggregate of 1,780,439 shares issued outside the Sipex Option Plans. Sipex had reserved an aggregate of 503,732 shares of Sipex Common Stock for issuance on exercise of the Sipex Warrants. As of the date of this Agreement, Sipex had reserved an aggregate of 6,495,336 shares of Sipex Common Stock for issuance on exercise of the Sipex Notes. All shares of Sipex Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Section 3.2 of the Sipex Schedules lists each outstanding option and warrant to acquire shares of Sipex Common Stock as of the date of this Agreement, the name of the holder of such option or warrant, the number of shares subject to such option or warrant, the exercise price of such option or warrant, the number of shares as to which such option or warrant will have vested at such date, the vesting schedule for such option or warrant and whether the exercisability of such option or warrant will be accelerated in any way by the transactions contemplated by this Agreement or for any other reason, and indicates the extent of acceleration, if any. No outstanding share of Sipex Common Stock is subject to any repurchase option, risk of forfeiture or similar condition. All Sipex Options issued since January 1, 2002 (including those that have been exercised, terminated, expired, forfeited or otherwise cancelled) were appropriately authorized by Sipex’s Board of Directors (or an appropriate committee or sub-committee thereof or an appropriately delegated officer) and were issued with an exercise price at least equal to fair market value such that the fair market value on the grant date equaled or exceeded the fair market value on the financial measurement date (as determined in accordance with the terms of the applicable Sipex Option Plan and, to the extent applicable, Sections 409A and 422 of the Code) for each such Sipex Option or, with respect to Sipex Options that were not issued in such a manner, Sipex recorded an appropriate compensation charge in its financial statements relating to such grants in the appropriate period and reported such in its financial statements and Tax Returns during the required period. Sipex has made available to Exar accurate and complete copies of all forms of agreements pursuant to which outstanding Sipex Options have been issued.

3.3 Obligations With Respect to Capital Stock. Except as set forth in Section 3.2, there are no equity securities of any class of Sipex, or any securities exchangeable or convertible into or exercisable for such equity securities issued, reserved for issuance or outstanding. Except for securities Sipex owns, directly or indirectly through one or more Subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of any Subsidiary of Sipex, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. Except as set forth in Section 3.2, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), Contracts or other commitments of any character to which Sipex or any of its Subsidiaries is a party or by which it is bound obligating Sipex or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of Sipex or any of its Subsidiaries or obligating Sipex or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, partnership interest or similar ownership interest, call, right, Contracts or other commitment. There are no registration rights and, to Sipex’s knowledge there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of Sipex or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries, other than the Voting Agreements entered into concurrently with the execution of this Agreement. There are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights, Contracts or other commitments of any character to which Sipex or any of its Subsidiaries is a party or by which it is bound obligating Sipex or any of its Subsidiaries to provide funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

3.4 Authority; No Conflict.

(a) Sipex has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Sipex, subject only to the adoption of this Agreement by Sipex’s stockholders and the filing and recordation of the Certificate of Merger pursuant to the DGCL. A vote of the holders of at least a majority of the outstanding shares of the Sipex Common Stock is required for Sipex’s stockholders to adopt this Agreement. This Agreement has been duly executed and delivered by Sipex and, assuming the due authorization, execution and delivery by Exar and Merger Sub, constitutes the valid and binding obligation of Sipex, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by Sipex do not, and the performance of this Agreement by Sipex will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Sipex or the equivalent organizational documents of any of its Subsidiaries, (ii) subject to the adoption of this Agreement by Sipex’s stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 3.4(b) below, conflict with or violate any Legal Requirement applicable to Sipex or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Sipex’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Sipex or any of its Subsidiaries pursuant to, any Contract to which Sipex or any of its Subsidiaries is a party or by which Sipex or any of its Subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect would not, in the case of clauses (ii) and (iii), individually or in the aggregate, reasonably be expected to (x) have a Material Adverse Effect on Sipex, or (y) prevent or materially delay consummation of the Merger or the other transactions contemplated by this Agreement.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Sipex in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing by Exar of the Registration Statement with the SEC in accordance with the Securities Act, (ii) the filing of the Certificate of Merger with the Secretary of State of Delaware, (iii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the HSR Act and the competition and antitrust laws of any foreign country, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required by the NASDAQ Capital Market (if applicable), and (vi) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to (x) have a Material Adverse Effect on Sipex, or (y) prevent or materially delay consummation of the Merger or the other transactions contemplated by this Agreement.

3.5 SEC Filings; Sipex Financial Statements; No Undisclosed Liabilities; Sarbanes-Oxley.

(a) Sipex has filed all forms, reports and documents required to be filed with the SEC since January 1, 2004, and has made available (including by posting to the SEC’s EDGAR system) to Exar such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Sipex may file subsequent to the date hereof) are referred to herein as the “Sipex SEC Reports.” As of their respective dates, the Sipex SEC Reports (i) were prepared, in all material respects, in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Sipex SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Sipex’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Sipex SEC Reports (the “Sipex Financials”), including any Sipex SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC at the time of filing with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of Sipex and its Subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of Sipex contained in the Sipex SEC Reports as of December 31, 2006 is hereinafter referred to as the “Sipex Balance Sheet.” Except as disclosed in the Sipex Financials (including the Sipex Balance Sheet), neither Sipex nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Sipex and its Subsidiaries taken as a whole, except liabilities incurred since the date of the Sipex Balance Sheet in the ordinary course of business consistent with past practices of which would not, individually or in the aggregate, reasonably be expected to be material to the business, results of operations or financial condition of Sipex and its Subsidiaries, taken as a whole.

(c) Sipex has heretofore furnished to Exar a true and complete copy of any amendments or modifications which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Sipex with the SEC pursuant to the Securities Act or the Exchange Act.

(d) Sipex is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ Capital Market.

(e) Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since July 31, 2002, was accompanied by the certifications required to be filed or submitted by Sipex’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act, and at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

(f) Sipex has established and maintains a system of internal accounting controls and financial reporting (as required by Rule 13a-15 under the Exchange Act) that are sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Sipex’s disclosure controls and procedures are reasonably effective to ensure that all material information required to be disclosed by Sipex in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated on a timely basis to the individuals responsible for the preparation of Sipex’s filings with the SEC to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Sipex has disclosed, based on its most recent completed evaluation prior to the date of this Agreement, to Sipex’s outside auditors and the audit committee of the board of directors of Sipex (A) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to materially and adversely affect Sipex’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Sipex’s internal controls over financial reporting

(g) Since January 1, 2003, neither Sipex, any of its Subsidiaries nor, to Sipex’s knowledge, any Representative of Sipex or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Sipex or any of its Subsidiaries or its internal accounting controls, including any complaint, allegation, assertion or claim that Sipex or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing Sipex or any of its Subsidiaries, whether or not employed by Sipex or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Sipex or any of its officers, directors, employees or agents to its Board of Directors or any committee thereof or to any director or officer of Sipex.

(h) To the knowledge of Sipex, no employee of Sipex or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Legal Requirement.

3.6 Absence of Certain Changes or Events.

(a) Since the date of the Sipex Balance Sheet, there has not been any Material Adverse Effect on Sipex.

(b) Since the date of the Sipex Balance Sheet through the date of this Agreement, Sipex and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practices and there has not been, (i) any material change by Sipex in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, (ii) any revaluation by Sipex of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business or (iii) any action taken by Sipex or its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.1(b), other than actions in connection with the transactions contemplated by this Agreement.

3.7 Taxes.

(a) All material Tax Returns required to be filed with respect to Sipex and each of its Subsidiaries have been duly and timely filed, and all such Tax Returns are true, complete and accurate in all material respects. Sipex and each of its Subsidiaries have paid all material Taxes required to be paid by it (regardless of whether shown on any Tax Return). Neither Sipex nor any of its Subsidiaries has been granted, requested or filed any document having the effect of causing any extension of time within which to file any Tax Returns in respect of any fiscal year that have not since been filed.

(b) Sipex and each of its Subsidiaries have timely withheld and paid, or caused to be timely withheld and paid, all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(c) Neither Sipex nor any of its Subsidiaries is delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed, asserted or assessed in writing against Sipex or any of its Subsidiaries. As of the date of this Agreement, there are no pending requests for waivers of any statute of limitations on, or extension of any time period for, the assessment or collection of any material Tax with respect to Sipex or any of its Subsidiaries, and no such waivers or extensions have been granted by any taxing authority.

(d) There is no action, assessment, suit, proceeding, investigation, audit or other examination, adjustment or claim for or relating to any material Taxes of Sipex or any of its Subsidiaries either pending or threatened in writing.

(e) The unpaid Taxes of Sipex and its Subsidiaries did not, as of the dates of the financial statements contained in the most recent Sipex SEC Reports, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in such financial statements. Since the date of the financial statements in the most recent Sipex SEC Reports, neither Sipex nor any Subsidiary has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(f) Sipex has made available to Exar or its legal counsel or accountants copies of all Tax Returns and supporting information of Sipex and any of its Subsidiaries for all taxable periods since January 1, 2002 and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by any of Sipex and its Subsidiaries (and their respective predecessors) since January 1, 2002.

(g) Neither Sipex nor any of its Subsidiaries is or has been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(h) Neither Sipex nor any of its Subsidiaries has (a) been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was Sipex), (b) been a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of any Tax (other than such an agreement or arrangement exclusively between or among Sipex and its Subsidiaries), nor does Sipex or any of its Subsidiaries owe any amount under any such agreement or (c) any liability for the Taxes of any person (other than Sipex or any of its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor by Contract or otherwise.

(i) Neither Sipex nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code either (A) in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the Closing Date) or (B) in a distribution that otherwise constitutes part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code in conjunction with the Merger.

(j) Neither Sipex nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(k) As of the date hereof, neither Sipex nor any of its Subsidiaries has taken or agreed to take any action, nor does Sipex or any of its Subsidiaries have knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(l) There are no limitations on the utilization of the net operating losses of Sipex or any of its Subsidiaries under Section 382 or Section 384 of the Code (or any corresponding or similar provisions of applicable state, local, or foreign law) or the separate return limitation year rules under the consolidated return provisions of the Treasury Regulations (or any corresponding or similar provisions of applicable state, local, or foreign law), other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement.

3.8 Sipex Intellectual Property.

(a) For the purposes of this Agreement, the following terms have the following definitions:

(i) “Sipex Intellectual Property” shall mean any Intellectual Property that is owned or purportedly owned by Sipex or any of its Subsidiaries and which is material to the business of Sipex or any of its Subsidiaries as currently conducted and as proposed to be conducted, including, without limitation, the Sipex Registered Intellectual Property.

(ii) “Sipex Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, Sipex or any of its Subsidiaries and which is material to the business of Sipex or any of its Subsidiaries as currently conducted and as proposed to be conducted.

(iii) “Sipex Technology” shall mean Technology that is owned or purportedly owned by Sipex or any of its Subsidiaries and which is material to the business of Sipex or any of its Subsidiaries as currently conducted and as proposed to be conducted.

(iv) For the purposes of this Section 3.8 only, “as proposed to be conducted” means, with respect to Sipex, its business as proposed to be conducted pursuant to the Sipex product roadmap identified on Section 3.8(a) of the Sipex Disclosure Schedule.

(b) Section 3.8(b) of the Sipex Schedules is a true and complete list of all Sipex Registered Intellectual Property as of the date of this Agreement and specifies, where applicable, the jurisdictions in which each such item of Sipex Registered Intellectual Property has been issued or registered. All necessary registration, maintenance and renewal fees currently due in connection with such Sipex Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Sipex Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Sipex Registered Intellectual Property.

(c) Sipex has no knowledge of any information, materials, facts or circumstances, including any information or fact that would render any of the Sipex Registered Intellectual Property invalid or unenforceable, or would materially affect any pending application for any Sipex Registered Intellectual Property and Sipex has not knowingly misrepresented, or knowingly failed to disclose, any facts or circumstances in any application for any Sipex Registered Intellectual Property that would constitute fraud or misrepresentation with respect to such application or that would otherwise materially adversely affect the validity or enforceability of any Sipex Registered Intellectual Property.

(d) No Sipex Intellectual Property, Sipex Technology or product or service of Sipex or any of its Subsidiaries is subject to any proceeding or outstanding decree, order, judgment or Contract (other than customary and appropriate license restrictions (e.g., prohibitions on reverse engineering, sublicensing, etc.) on in-licensed Intellectual Property or Technology) materially restricting in any manner the use, transfer, or licensing thereof by Sipex or any of its Subsidiaries, or that may materially affect the validity, use or enforceability of such Sipex Intellectual Property.

(e) Each of Sipex and its Subsidiaries owns and has good and exclusive title to, or has a valid right or license to use (and, to the extent applicable, modify and create derivative works of), all Intellectual Property and Technology necessary for or used in the conduct of its business as currently conducted and as proposed to be conducted. Each item of Sipex Intellectual Property is exclusively owned by Sipex or one of its Subsidiaries free and clear of any Lien (excluding licenses and related restrictions entered into in the ordinary course of business consistent with past practice). Sipex or one of its Subsidiaries exclusively owns all trademarks, trade names and other business identifiers used in connection with operation or conduct of the business of Sipex and its Subsidiaries, including the name of any products or the provision of any services by Sipex and its Subsidiaries, free and clear of any Lien.

(f) Since January 1, 2002 and as of the date of this Agreement, all former and current employees of Sipex and its Subsidiaries have entered into valid and binding Contracts with Sipex sufficient to assign and vest all rights, title and interest in Sipex or its Subsidiary, as applicable, of all Intellectual Property and Technology created by such employees in the scope of their employment. To the extent that any material Intellectual Property or Technology have been developed or created by a third party specifically for Sipex or any of its Subsidiaries, Sipex or such Subsidiary has a written Contract with such third party with respect thereto and Sipex or such Subsidiary thereby has obtained ownership of, and is the exclusive owner of all such third party’s Intellectual Property or Technology in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so, or has received a perpetual license to use, modify and exploit such Technology or under such Intellectual Property in connection with the business of Sipex or any of its Subsidiaries as currently conducted and as proposed to be conducted.

(g) Neither Sipex nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property or Technology that is or was Sipex Intellectual Property or Sipex Technology to any third party.

(h) The operation of the business of Sipex and its Subsidiaries as such business currently is conducted, including Sipex’s and its Subsidiaries’ design, development, manufacture, marketing and sale of the products or services of Sipex and its Subsidiaries (including products currently under development) has not and does not infringe or misappropriate the Intellectual Property of any third party or, to its knowledge, constitute unfair competition or trade practices under the Legal Requirements of any jurisdiction.

(i) Neither Sipex nor any of its Subsidiaries has since January 1, 2002 received notice or threat from any third party that the operation of the business of Sipex or any of its Subsidiaries or any act, product or service of Sipex or any of its Subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the Legal Requirements of any jurisdiction.

(j) To Sipex’s knowledge, no Person is infringing or misappropriating any Sipex Intellectual Property.

(k) Sipex and each of its Subsidiaries has taken reasonable steps to protect Sipex’s and its Subsidiaries’ rights in Sipex’s confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Sipex or any of its Subsidiaries, and, without limiting the foregoing, each of Sipex and its Subsidiaries has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form made available to Exar and all current and former employees and contractors of Sipex and any of its Subsidiaries have executed such an agreement, except where the failure to do so is not reasonably expected to have a Material Adverse Effect on Sipex.

(l) Neither Sipex nor any of its Subsidiaries has given any warranties or indemnities in connection with Intellectual Property rights to any third party other than warranties or indemnities given in the ordinary course of business consistent with past practice or that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sipex. Neither Sipex nor any of its Subsidiaries is a party to any non-competition or other similar restrictive agreement or arrangement relating to any business or service anywhere in the world.

(m) Sipex and its Subsidiaries has the right to use (and, to the extent applicable, modify and create derivative works of), pursuant to valid written licenses or agreements, all third party Intellectual Property and Technology (including, without limit, software development tools, library functions, compilers and all other third-party software) that are material to the operation of the business as currently conducted and as proposed to be conducted by Sipex and its Subsidiaries, and such licenses and agreements are set forth in Section 3.8(m)(i) of the Sipex Schedules. Sipex and its Subsidiaries are in compliance with all material terms and conditions of all Contracts regarding Intellectual Property, Technology and the products or services of Sipex or its Subsidiaries to which Sipex or any of its Subsidiaries is a party, and, to the knowledge of Sipex, there is no claim or threatened claim, or reasonable basis therefor, that Sipex or any of its Subsidiaries has breached any terms or conditions of such Contracts. Section 3.8(m)(ii) of the Sipex Schedules sets forth a list of all licenses pursuant to which Sipex or any of its Subsidiaries licenses Sipex Intellectual Property or Sipex Technology to any third party that are material to the operation of the business as currently conducted and as proposed to be conducted by Sipex and its Subsidiaries. To Sipex’s knowledge and as of the date of this Agreement, no Person is in breach of any Contract authorizing another party to use Sipex Intellectual Property. Sipex has made available to Exar copies of all Contracts identified above. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Sipex’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any patent licensed by Sipex or any of its Subsidiaries pursuant to, any Contract to which Sipex or any of its Subsidiaries is a party under which they license from a third party any patent which is material to any product line of Sipex.

(n) No Technology subject to any open source, freeware, shareware or other public library software license, including any version of any software licensed pursuant to any GNU public license (including, without limit, the GPL or the LGPL), is, in whole or in part, embodied or incorporated into any of Sipex’s or its Subsidiaries’ products.

(o) The consummation of the transactions contemplated by this Agreement will not result in the loss of, or otherwise adversely affect, any ownership or other rights of Sipex or any of its Subsidiaries in any Sipex Intellectual Property or Sipex Technology or result in the breach or termination of any Contract to which Sipex or any of its Subsidiaries is a party respecting any material Sipex Intellectual Property or Sipex Technology.

(p) Neither the consummation of the transactions contemplated by this Agreement nor the transfer of any Contracts or Sipex Intellectual Property or Sipex Technology will trigger any provision of any Sipex Contract that purports to obligate Sipex to (i) grant to any third party any rights or licenses with respect to any Sipex Intellectual Property or Sipex Technology; or (ii) increase the royalties or other amounts payable for licenses to Sipex Intellectual Property or Sipex Technology in excess of that being paid by Sipex or its Subsidiaries prior to the Closing.

(q) Neither Sipex nor any of its Subsidiaries has contributed or licensed, or agreed to contribute or license, any Sipex Intellectual Property or Sipex Technology to or

through any Standards Body. Neither Sipex nor any of its Subsidiaries has agreed to dedicate any Sipex Intellectual Property or Sipex Technology to the public, to make generally available any Sipex Intellectual Property or Sipex Technology, or to make any licenses available on a royalty free basis or on fair, reasonable or non-discriminatory terms in connection with any Standards Body or otherwise.

(r) No funding or facilities of any governmental entity, or funding or facilities of a university, college, other educational or academic institution or research center, was used in the development of the Sipex Intellectual Property or Sipex Technology or Sipex’s or any of its Subsidiaries’ products. No current or former employee, consultant or independent contractor of Sipex or any of its Subsidiaries who was involved in, or who contributed to, the creation or development of any Sipex Intellectual Property or Sipex Technology or Sipex’s or any of its Subsidiaries’ products, has to the knowledge of Sipex performed services for any governmental entity, a university, college, or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for Sipex or any of its Subsidiaries.

3.9 Compliance; Permits; Restrictions.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to Sipex and its Subsidiaries taken as a whole or prevent or materially delay consummation of the Merger or the other transactions contemplated by this Agreement, neither Sipex nor any of its Subsidiaries is in conflict with, or in default or violation of (i) any Legal Requirement applicable to Sipex or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any Contract to which Sipex or any of its Subsidiaries is a party or by which Sipex or any of its Subsidiaries or its or any of their respective properties is bound or affected. No investigation or review by any Governmental Entity is pending or, to Sipex’s knowledge, threatened against Sipex or its Subsidiaries, nor to Sipex’s knowledge has any Governmental Entity indicated an intention to conduct the same. There is no Contract, judgment, injunction, order or decree binding upon Sipex or any of its Subsidiaries which has or could reasonably be expected to have the effect of materially prohibiting or impairing any business practice of Sipex or any of its Subsidiaries, any acquisition of material property by Sipex or any of its Subsidiaries or the conduct of business by Sipex as currently conducted.

(b) Sipex and its Subsidiaries hold all material permits, licenses, variances, exemptions, orders and approvals from Governmental Entities which are material to the operation of the business of Sipex (collectively, the “Sipex Permits”). Sipex and its Subsidiaries are in compliance in all material respects with the terms of the Sipex Permits.

3.10 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Sipex or any of its Subsidiaries has received any notice of assertion nor, to Sipex’s knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against Sipex or any of its Subsidiaries, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Sipex and its Subsidiaries taken as a whole, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement. Section 3.10 of the Sipex Schedules sets forth each action, suit, proceeding, claim, arbitration or investigation pending, or as to which Sipex or any of its Subsidiaries has received any notice of assertion, and, to the knowledge of Sipex, any threatened action, suit, proceeding, claim, arbitration or investigation against Sipex or any of its Subsidiaries, in each case which would reasonably be expected to be material to Sipex and its Subsidiaries taken as a whole.

3.11 Brokers’ and Finders’ Fees. Except for fees payable to Piper Jaffray pursuant to an engagement letter dated March 12, 2007, a copy of which has been provided to Exar, Sipex has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.12 Employee Benefit Plans.

(a) All “employee benefit plans” within the meaning of Section 3(3) of ERISA and all material employee compensation, incentive, retirement, welfare, fringe or benefit plans, programs, policies, Contracts, commitments or other arrangements (whether or not set forth in a written document and including, without limitation, which are or have been maintained, contributed to, or required to be contributed to, by Sipex or a Sipex Affiliate for the benefit of any current or former employee, director or consultant of Sipex or a Sipex Affiliate (each a “Sipex Employee”) who has any present or future rights to benefits, or with respect to which Sipex or any Sipex Affiliate has or, to its knowledge, may in the future have any material liability, as of the date of this Agreement are listed in Section 3.12(a) of the Sipex Schedules, excluding any arrangement with any individual for the payment of salary, bonus or commissions (the “Sipex Plans”). Sipex has provided or made available to Exar: (i) true and complete copies of current versions of all documents embodying each Sipex Plan including (without limitation) all amendments thereto, all related trust documents, and all material written Contracts relating to each such Sipex Plan; (ii) the most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Sipex Plan; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Sipex Plan; (iv) all IRS determination, opinion, notification and advisory letters, if any; (v) all material correspondence to or from any Governmental Entity relating to any Sipex Plan, if any; (vi) the most recent discrimination tests for each Sipex Plan; (vii) the most recent actuarial valuations, if any, prepared for each Sipex Plan; (viii) if the Sipex Plan is funded, the most recent annual and periodic accounting of the Sipex Plan assets; and (ix) all communication to Sipex Employees relating to any events which would result in any material liability to Sipex or any Sipex Affiliate. “Sipex Affiliate” shall mean each Subsidiary of Sipex and any other Person under common control with Sipex or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

(b) Sipex and each Sipex Affiliate have performed in all material respects all obligations required to be performed by them under each Sipex Plan, including all reporting, disclosure and notification requirements, and each Sipex Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign or domestic), including but not limited to ERISA and the Code, which are applicable to such Sipex Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Sipex Plan activities) has been brought, or to Sipex’s knowledge, is threatened, against or with respect to any such Sipex Plan. There are no audits, inquiries or proceedings pending or, to Sipex’s knowledge, threatened by the IRS or DOL with respect to any Sipex Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Sipex Plans have been timely made or accrued. Each Sipex Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Sipex Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Sipex Plan. To the knowledge of Sipex, no condition or circumstance exists giving rise to a material likelihood that any such Sipex Plan would not be treated as qualified by the IRS. Neither Sipex nor any Sipex Affiliate has any plan or commitment to establish any new Sipex Plan, to modify any Sipex Plan (except to the extent required by applicable Legal Requirement or to conform any such Sipex Plan to the requirements of any applicable Legal Requirement or as required by the terms of any Sipex Plan or this Agreement), or to enter into any new Sipex Plan. Each Sipex Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Exar, the Surviving Corporation or any Sipex Affiliate (other than ordinary administration expenses).

(c) Neither Sipex nor any Sipex Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code and at no time has Sipex or any Sipex Affiliate contributed to or been requested to contribute to any “multiemployer plan,” as such term is defined in ERISA. No Sipex Plan provides health benefits that are not fully insured through an insurance contract. Neither Sipex, any Sipex Affiliate, nor any officer or director of Sipex or any Sipex Affiliate is subject to any material liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA with respect to a Sipex Plan. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code and Section 408 of ERISA, has occurred with respect to any Sipex Plan which could subject Sipex or any Sipex Affiliate to material liability.

(d) Neither Sipex nor any Sipex Affiliates has, prior to the Effective Time and in any material respect, violated requirements of the Family Medical Leave Act of 1993, as amended, the requirements of the Women’s Health and Cancer Rights Act of 1998, as amended, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, as amended, the requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, or any similar provisions of state law applicable to Sipex Employees. None of the Sipex Plans promises or provides post-termination or retiree medical or other post-termination or retiree welfare benefits to any person, nor has Sipex nor any Sipex Affiliate represented, promised or contracted (whether in oral or written form) to provide such post-termination or retiree benefits to any Sipex Employee or any other person except (1) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code, (2) disability benefits that have been fully provided for by insurance under a Sipex Plan that constitutes an “employee welfare benefit plan” within the meaning of Section (3)(1) of ERISA, (3) benefits in the nature of severance pay with respect to one or more of the employment contracts set forth on Section 3.12(a) of the Sipex Schedules, or (4) as required by COBRA or similar statute.

(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of termination of employment following the transaction) (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Sipex Employee under any Sipex Plan, (ii) materially increase any benefits otherwise payable under any Sipex Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits, or (iv) result in any loan or other extension of credit to or on behalf of any Sipex Employee.

(f) Neither Sipex nor any Sipex Affiliate has violated Section 402 of the Sarbanes-Oxley Act and the execution of this Agreement and the consummation of the transactions contemplated hereby will not, to Sipex’s knowledge, cause such a violation with respect to any Sipex Employee.

(g) There is no agreement, plan, arrangement or other Contract to which Sipex or any Sipex Affiliate is a party, including but not limited to any agreements entered into in connection with this Agreement, covering any Sipex Employee that, individually or collectively, would reasonably be expected to, give rise directly or indirectly, in connection with the consummation of the transactions contemplated by this Agreement, to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code or would give rise to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code, or the payment of any excise tax under Section 49999 of the Code. There is no agreement, plan, arrangement or other Contract to which Sipex or any Sipex Affiliate is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(h) Each Sipex International Employee Plan has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all Legal Requirements that are applicable to such Sipex International Employee Plan. Furthermore, no Sipex International Employee Plan has unfunded liabilities that, as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by applicable Legal Requirement, no condition exists that would prevent Sipex or Exar from terminating or amending any Sipex International Employee Plan at any time for any reason. For purposes of this Section “Sipex International Employee Plan” shall mean each Sipex Plan that has been adopted or maintained by Sipex or any of its Subsidiaries, whether informally or formally, for the benefit of current or former employees of Sipex or any of its Subsidiaries outside the United States.

(i) Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) of Sipex has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder. No nonqualified deferred compensation plan of Sipex has been “materially modified” (within the meaning of Treasury Regulation Section 1.409A-6(a)(4)) at any time after October 3, 2004.

3.13 Absence of Liens and Encumbrances; Real Property.

(a) Sipex and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, a valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any Liens except as reflected in the Sipex Financials and except for Permitted Liens.

(b) Neither Sipex nor any of its Subsidiaries owns any real property. Section 3.13(b) of the Sipex Schedules sets forth a true and complete list as of the date of this Agreement of all properties leased or otherwise occupied by Sipex or any of its Subsidiaries for the operation of its business, including the address, the name of the landlord, and the current base rent (the “Sipex Facilities”). Section 3.13(b) of the Sipex Schedules identifies all of the leases or other occupancy agreements with respect to the Sipex Facilities (the “Sipex Leases”) (including any amendments or modifications to the Sipex Leases). No party other than Sipex, its Subsidiary or a subtenant identified in Section 3.13(b) of the Sipex Schedules, as applicable, has the right to occupy any of the Sipex Facilities. The execution and delivery of this Agreement by Sipex do not, and the performance of this Agreement by Sipex will not result in any material breach of, or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair in any material respect Sipex’s rights or alter in any material respect the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Sipex Lease.

3.14 Environmental Matters.

(a) The operations of Sipex and each of its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with any Environmental Permits;

(b) Neither Sipex nor any of its Subsidiaries is subject to any pending, or to Sipex’s knowledge, threatened claim alleging that Sipex or any of its Subsidiaries may be in violation of any Environmental Law or any Environmental Permit or may have any liability under any Environmental Law.

(c) There are no pending or, to Sipex’s knowledge, threatened investigations of the businesses of Sipex or any of its Subsidiaries, or any currently or previously owned or leased property of Sipex or any of its Subsidiaries under Environmental Laws, which would reasonably be expected to result in Sipex or any Subsidiary incurring any material liability pursuant to any Environmental Law.

(d) Since January 1, 2000, no Releases of Hazardous Materials have occurred at, from, on or under any Sipex Leased Property or any other properties previously owned or leased by Sipex or its Subsidiaries (i) at the time Sipex owned or leased such properties or (ii) to Sipex’s knowledge, at any other time since January 1, 2000, in each case which could require Remedial Action by Sipex or any of its Subsidiaries or otherwise give rise to material liability under Environmental Law. Since January 1, 2000, no Hazardous Materials are or were present at, on, under, or migrating to or from any Sipex Leased Property or any other properties previously owned or leased by Sipex or any of its Subsidiaries (i) at the time they owned or leased such properties or (ii) to Sipex’s knowledge, at any other time since January 1, 2000, in each case which could require any material Remedial Action by Sipex or any of its Subsidiaries or otherwise give rise to material liability under Environmental Law.

(e) Since January 1, 2000, neither Sipex nor any of its Subsidiaries has generated, transported, treated, stored, used, manufactured, handled, disposed of, recycled, sold or distributed or arranged for the transportation, treatment, storage, use, manufacturing, handling or disposal, recycling, sale or distribution of any Hazardous Material which could require any Remedial Action by Sipex or any of its Subsidiaries or otherwise give rise to any material liability of Sipex or any of its Subsidiaries under Environmental Law.

(f) Sipex has made available to Exar all environmental audits, assessments, investigations, reports, tests or other analyses with respect to the real property owned or leased by Sipex since January 1, 2002 which audits, assessments, investigations, reports, tests or other analyses are in the possession of Sipex or any of its Subsidiaries.

3.15 Labor and Employment Matters.

(a) No work stoppage or labor strike against Sipex or any Sipex Affiliate is pending, threatened or reasonably anticipated. Sipex does not know of any activities or proceedings of any labor union to organize any Sipex Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to Sipex’s knowledge, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Sipex Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Sipex. Neither Sipex nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither Sipex nor any of its Subsidiaries is presently, or has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Sipex Employees and no collective bargaining agreement is being negotiated with respect to Sipex Employees. Neither Sipex nor any of its Subsidiaries have incurred any material liability or material obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Legal Requirement which remains unsatisfied.

(b) Sipex and each Sipex Affiliate are in compliance in all material respects with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Sipex Employees. Neither Sipex nor any Sipex Affiliate has or could reasonably be expected to have any direct or indirect material liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

3.16 Agreements, Contracts and Commitments.

(a) As of the date of this Agreement, neither Sipex nor any of its Subsidiaries is a party to or is bound by:

(i) (A) any employment or consulting Contract with any officer or member of Sipex’s Board of Directors or (B) any employment or consulting Contract with any Sipex employee, consultant or independent contractor involving salary of greater than $200,000 per year;

(ii) any Contract, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii) any agreement of material indemnification or any material guaranty by Sipex other than any agreement of indemnification or guaranty entered into in the ordinary course of business on Sipex’s standard forms of indemnification or guaranty (forms of which are attached to Section 3.16(a)(iii) of the Sipex Schedules);

(iv) any Contract (A) containing any covenant limiting in any respect the right of Sipex or any of its Subsidiaries to engage in any line of business or to compete with any Person or in any geographic area, (B) granting any exclusive rights (including distribution rights), or (C) purporting to limit the ability of Sipex or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or any business;

(v) any Contract (A) relating to the disposition or acquisition by Sipex or any of its Subsidiaries after the date of this Agreement of capital stock or other equity interests or a material amount of assets or not in the ordinary course of business, (B) pursuant to which Sipex has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Sipex’s Subsidiaries, or (C) entered into in the last three (3) years relating to the acquisition or disposition by Sipex or any of its Subsidiaries of stock or other equity interests or a material amount of assets not in the ordinary course of business;

(vi) (A) joint marketing or development Contract currently in force under which Sipex or any of its Subsidiaries have continuing material obligations to jointly market any product, technology or service (including any Intellectual Property that will not be owned, in whole or in part, by Sipex or any of its Subsidiaries), or (B) any joint venture or partnership Contract;

(vii) Contract currently in force to provide source code to any third party;

(viii) any Contract currently in force to authorize or license any third party to manufacture or reproduce any Sipex product, service or technology;

(ix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(x) any leases for personal property involving payments in excess of $200,000 annually (including capital leases);

(xi) any settlement agreement entered into within three (3) years prior to the date of this Agreement with respect to which Sipex has continuing obligations;

(xii) any Contracts with Sipex’s top 10 distributors, independent sales representatives or others distributing Sipex’s products (measured by revenue) for the last 12 months;

(xiii) any Contract (A) pursuant to which Sipex is required to provide notice of the discontinuance or end-of-life of any product, or (B) a continuity of supply Contract or any other Contract pursuant to which Sipex is required to provide a product for a fixed period of time;

(xiv) any Contract with the top 10 non-distributor customers of Sipex and its Subsidiaries taken as a whole (measured by revenue) in the last 12 months;

(xv) any other Contract that, either individually or taken together with all other contracts with the same party, (i) has in the last 12 months resulted in payments being made to Sipex in excess of $250,000 or (ii) is expected by Sipex, if fulfilled in accordance with its terms, to result in payments being made to Sipex in excess of $250,000 in the next 12 months;

(xvi) any other Contract that, either individually or taken together with all other contracts with the same party, (i) has in the last 12 months resulted in payments being made by Sipex in excess of $250,000 or (ii) is expected by Sipex, if fulfilled in accordance with its terms, to result in payments being made by Sipex in excess of $250,000 in the next 12 months; and

(xvii) any other Contract deemed to be a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC.

(b) Neither Sipex nor any of its Subsidiaries, nor to Sipex’s knowledge any other party to a Sipex Contract is in material breach, violation or default under, and neither Sipex nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the Contracts to which Sipex or any of its Subsidiaries is a party or by which it is bound that are required to be disclosed in the Sipex Schedules (including Sections 3.13(b), 3.8 and 3.16 (a)) (any such Contract, an “Sipex Contract”).

3.17 Statements; Proxy Statement/Prospectus.

(a) None of the information supplied or to be supplied by Sipex for inclusion or incorporation by reference in the Registration Statement will at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; and

(b) the Proxy Statement shall not, on the date the Proxy Statement is first mailed to Sipex’s stockholders and Exar’s stockholders, at the time of the Sipex Stockholders’ Meeting, the Exar Stockholders’ Meeting or at the Effective Time, with respect to information supplied or to be supplied by Sipex, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Sipex Stockholders’ Meeting or the Exar Stockholders’ Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Sipex makes no representation or warranty with respect to any information supplied by Exar or Merger Sub for inclusion or incorporation by reference in any of the foregoing documents.

3.18 Board Approval. The Board of Directors of Sipex has, as of the date of this Agreement, (i) determined that the Merger is fair to, advisable and in the best interests of Sipex and its stockholders, (ii) duly approved the Merger, this Agreement and the transactions contemplated hereby, (iii) approved the Sipex Voting Agreements, and (iv) subject to the terms of this Agreement, determined to recommend to the stockholders of Sipex that they adopt this Agreement at the Sipex Stockholders’ Meeting (such recommendation, the “Sipex Recommendation”).

3.19 State Takeover Statutes. The Board of Directors of Sipex has approved the Merger, this Agreement, the Sipex Voting Agreements and the transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger, this Agreement, the Sipex Voting Agreements and the transactions contemplated hereby and thereby the provisions of Section 203 of the DGCL. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, this Agreement, the Sipex Voting Agreement or the transactions contemplated hereby and thereby.

3.20 Fairness Opinion. Sipex has received a written opinion from Piper Jaffray to the effect that as of the date hereof, the Exchange Ratio is fair to Sipex’s stockholders from a financial point of view. A copy of such written opinion shall be delivered by Sipex to Exar promptly after receipt.

3.21 Affiliates. Section 3.21 of the Sipex Schedules sets forth a list of all Persons who may be deemed at the date of this Agreement to be “affiliates” of Sipex for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations.

3.22 Insurance. Sipex has made available to Exar prior to the execution of this Agreement true and complete copies of all policies of insurance maintained by Sipex and its Subsidiaries, or summaries of the material terms of such policies. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds, except questioned, denied or disputed claims the failure to provide coverage for which would not individually or in the aggregate be material to Sipex.

3.23 Transactions with Affiliates. Since December 31, 2006, there have been no transactions, agreements, arrangements or understandings between Sipex and its affiliates that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

3.24 Illegal Payments. In the conduct of their business, neither Sipex nor any of its Subsidiaries nor, to Sipex’s knowledge, any of their respective Representatives, has (a) directly or indirectly, given, or agreed to give, any gift, contribution, payment or similar benefit that is or was illegal under any applicable Legal Requirement to any supplier, customer, governmental official or employee or other person who was, is or may be in a position to help or hinder Sipex or any of its Subsidiaries (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any contribution that is or was illegal under applicable Legal Requirements, or reimbursed any political gift or contribution that is or was illegal under applicable Legal Requirements made by any other person, to any candidate for federal, state, local or foreign public office or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1 Conduct of Business.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Exar (which for the purposes of this Article IV shall include Exar and each of its Subsidiaries) and Sipex (which for the purposes of this Article IV shall include Sipex and each of its Subsidiaries) agree, except (i) in the case of Exar as provided in Article IV of the Exar Schedules and in the case of Sipex as provided in Article IV of the Sipex Schedules, or (ii) to the extent that the other party shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), to (A) carry on its business in the ordinary course of business consistent with past practice in substantially the same manner as heretofore conducted and in compliance with all applicable Legal Requirements, (B) pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, and (C) use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, manufacturers, licensors, licensees and others with which it has business dealings.

(b) In addition, except in the case of Exar as provided in Article IV of the Exar Schedules and in the case of Sipex as provided in Article IV of the Sipex Schedules,

without the prior written consent of the other (which consent shall not be unreasonably withheld, delayed or conditioned), neither Exar nor Sipex shall do any of the following, and neither Exar nor Sipex shall permit its Subsidiaries to do any of the following:

(i) Except as required by Legal Requirement or pursuant to the terms of an Exar Plan or a Sipex Plan, as the case may be, in effect as of the date hereof and set forth in Section 2.12(a) of the Exar Schedules or Section 3.12(a) of the Sipex Schedules, as the case may be, waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice, directly or indirectly, options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(ii) (A) Enter into any Exar Contract or Sipex Contract (or any Contract that would be deemed an Exar Contract or Sipex Contract if it was in place as of the date of this Agreement), as the case may be, other than contracts with customers and distributors in the ordinary course of business consistent with past practice, or (B) except in the ordinary course of business consistent with past practice (including the expiration of Contract in accordance with its terms in the ordinary course of business), modify, amend or terminate any Exar Contract or Sipex Contract, as the case may be, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(iii) Grant any severance or termination pay to any officer or employee, except pursuant to written Contracts outstanding, or policies existing, on the date hereof and in each case as set forth in Section 2.12(a) of the Exar Schedules or Section 3.12(a) of the Sipex Schedules, as the case may be, or adopt any new severance plan or amend or modify or alter in any manner any severance plan, Contract or arrangement existing on the date hereof;

(iv) Other than in the ordinary course of business, transfer or license to any Person or otherwise extend, amend or modify in any material respect any rights to the Exar Intellectual Property or the Sipex Intellectual Property, as the case may be, or enter into grants to transfer or license to any Person future patent rights, other than in the ordinary course of business, provided, however, that no grant or transfer of a source code license shall be considered as occurring in the ordinary course of business;

(v) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(vi) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Exar or its Subsidiaries, or Sipex or its Subsidiaries, as the case may be, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to Contracts in effect on the date hereof;

(vii) Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other Contracts or commitments of any character obligating it to issue any such shares or convertible securities, other than (i) the issuance, delivery and/or sale of shares of Exar Common Stock or Sipex Common Stock, as the case may be, pursuant to the exercise of stock options therefor or as a distribution pursuant to any restricted stock unit, in each case outstanding as of the date of this Agreement, (ii) the granting of restricted stock, restricted stock units or options to purchase shares of Exar Common Stock or Sipex Common Stock, as the case may be, to be granted at fair market value on the date of grant in the ordinary course of business, consistent with past practice and in accordance with existing stock option plans in an amount not to exceed options to purchase 150,000 shares in the aggregate in the case of Exar or 75,000 shares in the aggregate in the case of Sipex, (iii) shares of Exar Common Stock or Sipex Common Stock, as the case may be, issuable to participants in the Sipex ESPP or the Exar Employee Stock Participation Plan consistent with the terms thereof, and (iv) shares of Sipex Common Stock issuable upon exercise of the Sipex Warrants or conversion of the Sipex Notes;

(viii) Cause, permit or propose any amendments to any charter document or bylaw (or similar governing instruments of any Subsidiaries);

(ix) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any material assets outside the ordinary course of business;

(x) Sell, lease, license, encumber or otherwise dispose of any material properties or assets except sales of inventory in the ordinary course of business consistent with past practice;

(xi) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Exar or Sipex, as the case may be, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice, or (ii) accounts payable incurred in the ordinary course of business consistent with past practice;

(xii) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment Contract or collective bargaining agreement (other than offer letters entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee (except pursuant to written Contracts outstanding, or policies existing, on the date hereof and in each case as set forth in Section 2.12(a) of the Exar Schedules or Section 3.12(a) of the Sipex Schedules, as the case may be), or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants;

(xiii) Revalue any of its assets or, except as required by GAAP or the SEC, make any change in accounting methods, principles or practices;

(xiv) Engage in any action (or omit to take any action) that could reasonably be expected to cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code, notwithstanding any other provision of this Article IV;

(xv) Make, amend or revoke any material Tax election, settle or compromise any material Tax liability, surrender any right to claim a refund of a material amount of Taxes, consent to any waiver or extension of the statute of limitations for the assessment of Taxes, or amend any material Tax Return;

(xvi) Hire any individual employee or employees except in the ordinary course of business consistent with past practice in the past year;

(xvii) Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate, other than payment, discharge or satisfaction in the ordinary course of business;

(xviii) Settle or agree to settle any material claim, action or proceeding pending or threatened before any Governmental Authority;

(xix) Make any grant of exclusive rights to any third party; or

(xx) Enter into any legally binding agreement or otherwise to take any of the actions described in Section 4.1 (b)(i) through (xix) above.

4.2 No Control. Nothing contained in this Agreement is intended to give any party, directly or indirectly, the right to control or direct any other party’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the parties hereto shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries operations.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Proxy Statement/Prospectus; Registration Statement; Other Filings.

(a) As promptly as practicable after the execution of this Agreement, Exar and Sipex will jointly prepare the Proxy Statement, and Exar will prepare and file with the SEC the Registration Statement in which the Proxy Statement will be included as a prospectus, for use in connection with the registration under the Securities Act of the shares of Exar Common Stock issuable in connection with the Merger. Each of Exar and Sipex will respond to any comments of the SEC, will use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and, thereafter, will cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time. As promptly as practicable after the date of this Agreement, each of Exar and Sipex will prepare and file any other filings required under the Exchange Act, the Securities Act, any other federal, foreign or Blue Sky laws relating to the Merger and the transactions contemplated by this Agreement (the “Other Filings”). Each of Exar and Sipex will (i) notify the other and its counsel promptly upon the receipt of any comments or communications, whether written or oral, from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger or any Other Filing and (ii) provide the other a reasonable opportunity to participate in the response to any comments from the SEC or its staff in connection with the Registration Statement or the Proxy Statement or from any other Governmental Entity in connection with an Other Filing. The Proxy Statement, the Registration Statement and the Other Filings will comply in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder and other applicable Legal Requirements, as the case may be. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any Other Filing, Exar and Sipex, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Exar or stockholders of Sipex such amendment or supplement. Exar shall also use commercially reasonable efforts to take any action required to be taken by it under any applicable state securities laws in connection with the issuance of Exar Common Stock in the Merger and the conversion of Sipex Options into options to acquire Exar Common Stock, and Sipex shall furnish any information concerning Sipex and the holders of Sipex Common Stock and Sipex Options as may be reasonably requested in connection with any such action.

(b) Subject to Sections 5.2(b), 5.2(c), 5.2(a)(ii) and 5.2(b)(ii), the Proxy Statement shall include the Exar Recommendation, and (ii) the Proxy Statement shall include the Sipex Recommendation.

5.2 Meetings of Stockholders.

(a) Promptly after the date hereof, Exar will take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to convene the Exar Stockholders’ Meeting to be held as promptly as practicable, for the purpose of voting upon approval of the issuance of shares of Exar Common Stock in the Merger. Exar will consult with Sipex and use its commercially reasonable efforts to hold the Exar Stockholders’ Meeting on the same day as the Sipex Stockholders’ Meeting. Promptly after the date hereof, Sipex will take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to convene the Sipex Stockholders’ Meeting to be held as promptly as practicable for the purpose of voting upon the adoption of this Agreement. Sipex will consult with Exar and will use its commercially reasonable efforts to hold the Sipex Stockholders’ Meeting on the same day as the Exar Stockholders’ Meeting. Subject to Sections 5.2(b) and 5.2(c), (i) Exar will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of the issuance of shares of Exar Common Stock in the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the Marketplace Rules of the NASDAQ Stock Market or the DGCL and all other applicable Legal Requirements to obtain such approvals, and (ii) Sipex will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the Marketplace Rules of the NASDAQ Stock Market or the DGCL and all other applicable Legal Requirements to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Sipex or Exar, as the case may be, may adjourn or postpone its stockholders’ meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its respective stockholders in advance of a vote on the issuance of shares of Exar Common Stock or the Merger, if as of the time for which the stockholders’ meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Exar Common Stock or Sipex Common Stock (as the case may be) represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such stockholders’ meeting.

(b) Except as provided in Section 5.4(a)(ii), neither the Exar Board of Directors nor any committee thereof shall withhold, withdraw, amend or modify, or propose publicly to withhold, withdraw, amend or modify, in each case in a manner adverse to Sipex, the Exar Recommendation or approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Exar Acquisition Proposal, or resolve or agree to do any of the foregoing (an “Exar Recommendation Change”).

(c) Except as provided in Section 5.4(b)(ii), neither the Sipex Board of Directors nor any committee thereof shall withhold, withdraw, amend or modify, or propose publicly to withhold, withdraw, amend or modify, in each case in a manner adverse to Exar, the Sipex Recommendation or approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Sipex Acquisition Proposal, or resolve or agree to do any of the foregoing (a “Sipex Recommendation Change”).

5.3 Access to Information; Confidentiality.

(a) Each party will afford the other party and its Representatives reasonable access during normal business hours to the properties, books, records and personnel of the other party during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of such party, as the other party may reasonably request; provided, however, that any party may restrict the foregoing access to the extent that any applicable Legal Requirement or any Contract requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information. No information or knowledge obtained in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

(b) The parties acknowledge that Exar and Sipex have previously executed a Confidentiality Agreement, dated October 26, 2006 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms and shall apply to any information obtained pursuant to Section 5.3(a).

5.4 No Solicitation.

(a) Restrictions on Exar.

(i) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, Exar and its Subsidiaries will not, nor will they authorize or knowingly permit any of their respective officers, directors, affiliates, employees, investment bankers, attorneys or other advisors or representatives retained by any of them (collectively, “Representatives”) to (and shall instruct their respective Representatives not to), directly or indirectly, (A) solicit, initiate, encourage or take any other action to facilitate any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer, that constitutes or could reasonably be expected to lead to any Exar Acquisition Proposal, (B) participate in any discussions or negotiations relating to, or furnish to any Person any information relating to, an Exar Acquisition Proposal, (C) subject to Section 5.4(a)(ii), approve, endorse or recommend any Exar Acquisition Proposal, (D) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Exar or any of its Subsidiaries, or (E) subject to Section 5.4(a)(ii), enter into any letter of intent, agreement in principle or similar document or any Contract or commitment contemplating or otherwise relating to any Exar Acquisition Transaction; provided, however, until the date on which the issuance of shares of Exar Common Stock in the Merger is approved by the required vote of the Exar stockholders, this Section 5.4(a) shall not prohibit Exar from furnishing information to or entering into discussions or negotiations with respect to an Exar Acquisition Proposal with any Person or group if (1) Exar receives an unsolicited written Exar Acquisition Proposal from such Person or group (which is not withdrawn) which the Exar Board of Directors determines in its good faith judgment after consultation with its financial advisors and outside legal counsel is an Exar Superior Proposal or could reasonably be expected to lead to an Exar Superior Proposal, (2) the Board of Directors of Exar concludes in good faith by a majority vote, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary obligations to Exar’s stockholders under applicable law, (3) neither Exar nor any of its Representatives shall have violated any of the restrictions set forth in this Section 5.4(a) in connection with such Exar Acquisition Proposal, (4) (x) at least one (1) business day prior to furnishing any such information to, or entering into discussions or negotiations with, such Person or group, Exar gives Sipex written notice of the identity of such Person or group and of Exar’s intention to furnish information to, or enter into discussions or negotiations with, such Person or group and (y) Exar receives from such Person or group an executed confidentiality agreement containing terms no less favorable to Exar than the terms of the Confidentiality Agreement and (5) contemporaneously with furnishing any such information to such Person or group, Exar furnishes such information to Sipex (to the extent such information has not been previously furnished by Exar to Sipex). Exar and its Subsidiaries will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Exar Acquisition Proposal and, consistent with the terms of any confidentiality or other agreement with any such party, shall use its commercially reasonable efforts to cause any such party (or its Representatives) in possession of confidential information about Exar that was furnished by or on behalf of Exar to return or destroy all such information. In addition to the foregoing, Exar shall provide Sipex with at least forty-eight (48) hours prior written notice (or such lesser prior notice as provided to Exar’s directors) of any meeting of Exar’s Board of Directors at which Exar’s Board of Directors is reasonably expected to consider an Exar Acquisition Proposal and together with such notice a copy of the documentation relating to such Exar Acquisition Proposal.

(ii) Neither Exar’s Board of Directors nor any committee thereof shall (A) make an Exar Recommendation Change, (B) approve, endorse or recommend any Exar Acquisition Proposal or publicly propose to approve, endorse or recommend any Exar Acquisition Proposal or resolve or agree to take any such action, or (C) enter into any letter of intent, agreement in principle or similar document or any Contract or commitment (each, an “Exar Acquisition Agreement”) contemplating or otherwise relating to, or which is intended or is reasonably likely to lead to, any Exar Acquisition Transaction (other than a confidentiality agreement referred to in Section 5.4(a)(i)(4)(y)) or resolve or agree to take any such action. Notwithstanding anything in this Section 5.4(a)(ii) to the contrary, at any time prior to obtaining the approval of Exar’s stockholders to the issuance of shares of Exar Common Stock in the Merger, if the Exar Board of Directors concludes in good faith by a majority vote, after consultation with its outside counsel, that as a result of the receipt of an Exar Superior Proposal that did not result from a violation of the restrictions set forth in Section 5.4(a)(i), the failure to do so would be inconsistent with its fiduciary duties to Exar’s stockholders under applicable law, the Exar Board of Directors may make an Exar Recommendation Change and cause Exar to terminate this Agreement pursuant to Section 7.1(i) and concurrently enter into an Exar Acquisition Agreement with respect to which an Exar Recommendation Change has been made; provided, however, that Exar shall not terminate this Agreement pursuant to Section 7.1(i), and any purported termination pursuant to Section 7.1(i) shall be void and of no force and effect unless, Exar shall have complied with all the provisions of this Section 5.4(a) (including the notification provisions of this Section 5.4(a)), and with all applicable requirements of Section 7.3(a) (including payment of the Exar Termination Fee prior to or concurrently with such termination) in connection with such Exar Superior Proposal; provided further, however, that Exar shall not exercise its right to terminate this Agreement pursuant to Section 7.1(i) until (x) after the fifth business day following delivery of written notice to Sipex (an “Exar Notice of Superior Proposal”) from Exar advising Sipex that the Exar Board of Directors has received an Exar Superior Proposal, attaching the most current version of any proposed transaction agreement with the party making the Exar Superior Proposal or a detailed summary of all material terms and conditions of the Exar Superior Proposal, identifying the Person making the Exar Superior Proposal and stating that Exar’s Board of Directors intends to exercise its right to terminate this Agreement pursuant to Section 7.1(i) (it being understood and agreed that prior to any such termination taking effect, any amendment to the price or any other material term of such Exar Superior Proposal shall require a new Exar Notice of Superior

Proposal and a new five (5) business day period), and (y) during such five (5) business day period after delivery of the Exar Notice of Superior Proposal, Sipex does not make an offer to make adjustments to the terms and conditions of this Agreement such that the Exar Acquisition Proposal no longer constitutes an Exar Superior Proposal.

(iii) For purposes of this Agreement, “Exar Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Sipex) relating to any Exar Acquisition Transaction. For the purposes of this Agreement, “Exar Acquisition Transaction” shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of a 15% or more interest in the total voting power of Exar or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of Exar or any of its Subsidiaries, (B) any merger, consolidation, reorganization or business combination or similar transaction involving Exar pursuant to which the stockholders of Exar immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (C) any sale, lease, exchange, transfer, license, acquisition or disposition of more than 15% of the consolidated assets of Exar and its Subsidiaries (including equity securities of Exar’s Subsidiaries); or (D) any liquidation or dissolution of Exar. For purposes of this Agreement, “Exar Superior Proposal” shall mean an unsolicited, bona fide written Exar Acquisition Proposal (provided that for purposes of this definition, the references to 15% and 85% in such definition shall be deemed references to 50%) that the Board of Directors of Exar determines in its good faith judgment by a majority vote (after consultation with its financial advisors and outside legal counsel) to be more favorable to the Exar stockholders than the transactions contemplated by this Agreement (taking into account any proposed modifications to the terms hereof), taking into account all relevant factors (including legal, financial, regulatory and other aspects of the offer and the third party making the offer).

(iv) In addition to the obligations of Exar set forth in paragraph (i) of this Section 5.4(a), Exar as promptly as practicable, and in any event within one (1) business day, shall notify Sipex of any request received by Exar for information which Exar reasonably believes could lead to an Exar Acquisition Proposal or of any Exar Acquisition Proposal, the material terms and conditions of such request, Exar Acquisition Proposal or inquiry, and the identity of the Person or group making any such request, Exar Acquisition Proposal or inquiry. Exar will keep Sipex informed on a prompt basis of material changes to any such request, Exar Acquisition Proposal or inquiry.

(v) Nothing contained in this Section 5.4(a) shall prohibit Exar from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act; provided that any Exar Recommendation Change must comply with Section 5.4(a)(ii).

(b) Restrictions on Sipex.

(i) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, Sipex and its Subsidiaries will not, nor will they authorize or knowingly permit any of their respective Representatives to (and shall instruct their respective Representatives not to), directly or indirectly, (A) solicit, initiate, encourage or take any other action to facilitate any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer, that constitutes or could reasonably be expected to lead to any Sipex Acquisition Proposal, (B) participate in any discussions or negotiations relating to, or furnish to any Person any information relating to, a Sipex Acquisition Proposal, (C) subject to Section 5.4(b)(ii), approve, endorse or recommend any Sipex Acquisition Proposal, (D) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Sipex or any of its Subsidiaries, or (E) subject to Section 5.4(b)(ii), enter into any letter of intent, agreement in principle or similar document or any Contract or commitment contemplating or otherwise relating to any Sipex Acquisition Transaction; provided, however, until the date on which this Agreement is adopted by the required vote of the Sipex stockholders, this Section 5.4(b) shall not prohibit Sipex from furnishing information to or entering into discussions or negotiations with respect to a Sipex Acquisition Proposal with any Person or group if (1) Sipex receives an unsolicited written Sipex Acquisition Proposal from such Person or group (which is not withdrawn) which the Sipex Board of Directors determines in its good faith judgment after consultation with its financial advisor and outside legal counsel is a Sipex Superior Proposal or could reasonably be expected to lead to a Sipex Superior Proposal, (2) the Board of Directors of Sipex concludes in good faith by a majority vote, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary obligations to Sipex’s stockholders under applicable law, (3) neither Sipex nor any of its Representatives shall have violated any of the restrictions set forth in this Section 5.4(b) in connection with such Sipex Acquisition Proposal, (4) (x) at least one (1) business day prior to furnishing any such information to, or entering into discussions or negotiations with, such Person or group, Sipex gives Exar written notice of the identity of such Person or group and of Sipex’s intention to furnish information to, or enter into discussions or negotiations with, such Person or group and (y) Sipex receives from such Person or group an executed confidentiality agreement containing terms no less favorable to Sipex than the terms of the Confidentiality Agreement and (5) contemporaneously with furnishing any such information to such Person or group, Sipex furnishes such information to Exar (to the extent such information has not been previously furnished by Sipex to Exar). Sipex and its Subsidiaries will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Sipex Acquisition Proposal and, consistent with the terms of any confidentiality or other agreement with any such party, shall use its commercially reasonable efforts to cause any such party (or its Representatives) in possession of confidential information about Sipex that was furnished by or on behalf of Sipex to return or destroy all such information. In addition to the foregoing, Sipex shall provide Exar with at least forty-eight (48) hours prior written notice (or such lesser prior notice as provided to Sipex’s directors) of any meeting of Sipex’s Board of Directors at which Sipex’s Board of Directors is reasonably expected to consider a Sipex Acquisition Proposal and together with such notice a copy of the documentation relating to such Sipex Acquisition Proposal.

(ii) Neither Sipex’s Board of Directors nor any committee thereof shall (A) make a Sipex Recommendation Change, (B) approve, endorse or recommend any Sipex Acquisition Proposal or publicly propose to approve, endorse or recommend any Sipex Acquisition Proposal or resolve or agree to take any such action, or (C) enter into any letter of intent, agreement in principle or similar document or any Contract or commitment (each, a “Sipex Acquisition Agreement”) contemplating or otherwise relating to, or which is intended or is reasonably likely to lead to, any Sipex Acquisition Transaction (other than a confidentiality agreement referred to in Section 5.4(b)(i)(4)(y)) or resolve or agree to take any such action. Notwithstanding anything in this Section 5.4(b)(ii) to the contrary, at any time prior to obtaining the approval of Sipex’s stockholders to the adoption of this Agreement, if the Sipex Board of Directors concludes in good faith by a majority vote, after consultation with its outside counsel, that as a result of the receipt of a Sipex Superior Proposal that did not result from a violation of the restrictions set forth in Section 5.4(b)(i), the failure to do so would be inconsistent with its fiduciary duties to Sipex’s stockholders under applicable law, the Sipex Board of Directors may make a Sipex Recommendation Change and cause Sipex to terminate this Agreement pursuant to Section 7.1(j) and concurrently enter into a Sipex Acquisition Agreement with respect to which a Sipex Recommendation Change has been made; provided, however, that Sipex shall not terminate this Agreement pursuant to Section 7.1(j), and any purported termination pursuant to Section 7.1(j) shall be void and of no force and effect unless, Sipex shall have complied with all the provisions of this Section 5.4(b) (including the notification provisions of this Section 5.4(b)) and with all applicable requirements of Section 7.3(b) (including payment of the Sipex Termination Fee prior to or concurrently with such termination) in connection with such Sipex Superior Proposal; provided further, however, that Sipex shall not exercise its right to terminate this Agreement pursuant to Section 7.1(j) until (x) after the fifth business day following delivery of written notice to Exar (an “Sipex Notice of Superior Proposal”) from Sipex advising Exar that the Sipex Board of Directors has received a Sipex Superior Proposal, attaching the most current version of any proposed transaction agreement with the party making the Sipex Superior Proposal or a detailed summary of all material terms and conditions of the Sipex Superior Proposal, identifying the Person making the Sipex Superior Proposal and stating that Sipex’s Board of Directors intends to exercise its right to terminate this Agreement pursuant to Section 7.1(j) (it being understood and agreed that prior to any such termination taking effect, any amendment to the price or any other material term of such Sipex Superior Proposal shall require a new Sipex Notice of Superior Proposal and a new five (5) business day period), and (y) during such five (5) business day period after delivery of the Sipex Notice of Superior Proposal, Exar does not make an offer to make adjustments to the terms and conditions of this Agreement such that the Sipex Acquisition Proposal no longer constitutes a Sipex Superior Proposal.

(iii) For purposes of this Agreement, “Sipex Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Sipex) relating to any Sipex Acquisition Transaction. For the purposes of this Agreement, “Sipex Acquisition Transaction” shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of a 15% or more interest in the total voting power of Sipex or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of Sipex or any of its Subsidiaries, (B) any merger, consolidation, reorganization or business combination or similar transaction involving Sipex pursuant to which the stockholders of Sipex immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (C) any sale, lease, exchange, transfer, license, acquisition or disposition of more than 15% of the consolidated assets of Sipex and its Subsidiaries (including equity securities of Sipex’s Subsidiaries); or (D) any liquidation or dissolution of Sipex. For purposes of this Agreement, “Sipex Superior Offer” shall mean an unsolicited, bona fide written Sipex Acquisition Proposal (provided that for purposes of this definition, the references to 15% and 85% in such definition shall be deemed references to 50%) that the Board of Directors of Sipex determines in its good faith judgment by a majority vote (after consultation with its financial advisor and outside legal counsel) to be more favorable to the Sipex stockholders than the transactions contemplated by this Agreement (taking into account any proposed modifications to the terms hereof), taking into account all relevant factors (including legal, financial, regulatory and other aspects of the offer and the third party making the offer).

(iv) In addition to the obligations of Sipex set forth in paragraph (i) of this Section 5.4(b), Sipex as promptly as practicable, and in any event within one (1) business day, shall notify Exar of any request received by Sipex for information which Sipex reasonably believes could lead to a Sipex Acquisition Proposal or of any Sipex Acquisition Proposal, the material terms and conditions of such request, Sipex Acquisition Proposal or inquiry, and the identity of the Person or group making any such request, Sipex Acquisition Proposal or inquiry. Sipex will keep Exar informed on a prompt basis of material changes to any such request, Sipex Acquisition Proposal or inquiry.

(v) Nothing contained in this Section 5.4(b) shall prohibit Sipex from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act; provided that any Sipex Recommendation Change must comply with Section 5.4(b)(ii).

5.5 Public Disclosure. Sipex and Exar will consult with each other and agree before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and will not issue any such press release or make any such public statement prior to such agreement, except as may be required by applicable Legal Requirements or any listing agreement with a national securities exchange, in which case reasonable efforts to consult with the other party will be made prior to such release or public statement; provided, however, that no such consultation or agreement shall be required if, prior to the date of such release or public statement, Exar shall have made an Exar Recommendation Change or Sipex shall have made a Sipex Recommendation Change.

5.6 Fees and Expenses. Except as set forth in this Section 5.6 and in Section 7.3, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of Exar and Sipex shall bear and pay one-half of the costs and expenses (other than the fees and expenses of each party’s attorneys and accountants which shall be paid by the party incurring such expenses) incurred by Exar or Sipex in connection with (i) the filing, printing and mailing of the Registration Statement and the Proxy Statement and any amendment or supplement thereto (including SEC filing fees) and (ii) the filings of the premerger notification and report forms under the HSR Act and other competition and antitrust filings in connection with the Merger and the other transactions contemplated by this Agreement (including, in each case, filing fees).

5.7 Third Party Consents. As soon as practicable following the date hereof, Sipex and Exar will each use its commercially reasonable efforts to obtain all consents, waivers and approvals under any of its or its Subsidiaries’ Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby. Subject to Section 4.1, any fee reasonably necessary to obtain a required material consent shall be paid by the party required to obtain such consent; provided, however, that neither party will pay any such fee in excess of $5,000 without the other party’s consent (and the failure to pay any fee in excess of such amount due to the other party’s refusal to give consent shall not be deemed a breach of this Section 5.7).

5.8 Notification of Certain Matters. Sipex will give prompt notice to Exar, and Exar will give prompt notice to Sipex, of:

(a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date of this Agreement to the Effective Time, or (ii) any material failure of Sipex or Exar, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or (b) or 6.3(a) or (b), as the case may be, would not be satisfied as a result thereof;

(b) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(c) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

(d) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Sipex or Exar or any of their respective Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to the terms of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement.

Notwithstanding the above, the delivery of any notice pursuant to this section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

5.9 Commercially Reasonable Efforts and Further Assurances.

(a) Subject to the respective rights and obligations of Sipex and Exar under this Agreement, each of the parties to this Agreement will use its commercially reasonable efforts to effectuate the Merger and the other transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement, including (a) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) subject to Section 5.7, the obtaining of all necessary consents, approvals or waivers from third parties, and (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed. Each party hereto, at the reasonable request of another party hereto, will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, neither Exar nor Sipex shall be required to hold separate (including by trust or otherwise) or divest any of their respective businesses or assets, or enter into any consent decree or other agreement that would restrict either Exar or Sipex in the conduct of its business as heretofore conducted. For the sake of clarity, if a Sipex Recommendation Change or an Exar Recommendation change shall have occurred in compliance with this Agreement, nothing in this Section 5.9 shall be deemed to limit or affect the ability of such party, as applicable, to take any action or make any statement or disclosure in furtherance of the Sipex Superior Proposal or Exar Superior Proposal, as applicable, that gave rise to that recommendation change; provided that the parties continue to take all actions necessary to comply with Section 5.2.

(b) In connection with and without limiting the foregoing, Exar and Sipex shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Voting Agreements, or any of the transactions contemplated hereby and thereby, and (ii) if any state takeover statute or similar statute or regulation becomes applicable to such agreements or transactions, take all action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

5.10 Sipex Stock Options; Sipex Employee Stock Purchase Plan; Form S-8.

(a) Sipex Stock Options. At the Effective Time, each then outstanding Sipex Option, whether or not exercisable at the Effective Time and regardless of the respective exercise (or base) prices thereof, shall be assumed by Exar. Each Sipex Option so assumed by Exar under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Sipex Option (including any applicable stock option agreement or other document evidencing such Sipex Option) immediately prior to the Effective Time (including any repurchase rights or vesting provisions), except that (i) each Sipex Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Exar Common Stock equal to the product of the number of shares of Sipex Common Stock that were issuable upon exercise of such Sipex Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Exar Common Stock and (ii) the per share exercise price for the shares of Exar Common Stock issuable upon exercise of such assumed Sipex Option will be equal to the quotient determined by dividing the exercise price per share of Sipex Common Stock at which such Sipex Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Each assumed Sipex Option shall be vested immediately following the Effective Time as to the same percentage of the total number of shares subject thereto as it was vested immediately prior to the Effective Time, except to the extent such Sipex Option by its terms in effect as of the date hereof provides for acceleration of vesting on or about the Closing Date by virtue of the transactions contemplated by this Agreement. As soon as reasonably practicable following the Effective Time, Exar shall issue to each Person who holds an assumed Sipex Option a document evidencing the foregoing assumption of such Sipex Option by Exar. The conversion of Sipex Options provided for in this Section 5.10(a), with respect to any Sipex Options that are intended to be “incentive stock options” (as defined in Section 422 of the Code) shall to the extent reasonably practicable conform to the requirements of Section 424(a) of the Code and any applicable regulations in effect at the time of such conversion.

(b) Sipex ESPP. As of or prior to the Effective Time, Sipex shall terminate the Sipex ESPP in accordance with its terms and shall terminate all rights of each Sipex ESPP participant to acquire Sipex Common Stock under the Sipex ESPP in exchange for a cash payment to such participant equal to the product of (x) the number of shares of Sipex Common Stock which such Sipex ESPP participant’s accumulated payroll deductions as of the Effective Time could have then purchased (assuming the purchase price is based on the first day of the then current offering period under the Sipex ESPP), multiplied by (y) the Exchange Ratio, multiplied by (z) the closing price per share of Exar Common Stock on the NASDAQ on the trading day immediately succeeding the date upon which the Effective Time occurs (as reported in the Wall Street Journal, National Edition).

(c) As soon as practicable after the Effective Time, and in any event within fifteen (15) days after the Effective Time, Exar shall cause the shares of Exar Common Stock issuable upon exercise of all Sipex Options assumed by Exar pursuant to Section 5.10(a) to be registered under the Securities Act on Form S-8 (the “Form S-8”) promulgated by the SEC (to the extent available therefor), and shall use its commercially reasonable efforts to maintain the effectiveness of the Form S-8 for so long as any such assumed options shall remain outstanding.

5.11 Indemnification.

(a) From and after the Effective Time, Exar shall, and shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of Sipex pursuant to any indemnification agreements between Sipex and its current and former directors and officers (the “Indemnified Parties”) set forth on Section 5.11(a) of the Sipex Schedules with respect to acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), subject to applicable Legal Requirements. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of Sipex, as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Sipex, unless such modification is required by applicable Legal Requirements.

(b) Sipex shall purchase, at or before the Effective Time, one or more tail policies to Sipex’s current policy of directors’ and officers’ liability insurance covering those persons who are currently covered by the directors’ and officers’ liability insurance policy of Sipex in effect as of the date hereof (the “Insured Parties”) on terms comparable to those currently applicable to the Insured Parties with respect to claims arising from facts or events that occurred on or before the Effective Time (including in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), which tail policy or policies shall be effective for a period of six (6) years after the Effective Time. The aggregate price of such policy or policies will not exceed the amount set forth in Section 5.11(b) of the Sipex Schedules. Subject to Section 5.11(c), Exar shall not, and shall cause the Surviving Corporation not to, take any action to terminate or modify such policy or policies.

(c) The obligations of Exar and the Surviving Corporation under this Section 5.11 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party or Insured Party without the consent of such affected Indemnified Party or Insured Party. The terms of this Section 5.11 are intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and the Insured Parties and their heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns. In the event that Exar or the Surviving Corporation (or any of the respective successors or assigns) (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor or assign of Exar or the Surviving Corporation, as the case may be, honors the obligations set forth with respect to Exar and the Surviving Corporation, as the case may be, in this Section 5.11.

5.12 Tax-Free Reorganization.

(a) Sipex and Exar will each use its reasonable best efforts to cause the Merger to qualify, and will use its reasonable best efforts not to, and not to permit or cause any of its Subsidiaries to, take any action that could reasonably be expected prevent or impede the Merger from qualifying, as a reorganization within the meaning of Section 368 of the Code.

(b) Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, each of Exar, Merger Sub and Sipex shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

(c) The parties hereto shall cooperate and use their reasonable best efforts in order for Exar to obtain the opinion of O’Melveny & Myers LLP described in Section 6.2(c) and for Sipex to obtain the opinion of Latham & Watkins LLP described in Section 6.3(c). In connection therewith, each of Exar and Merger Sub, on the one hand and Sipex, on the other hand, shall deliver to each of O’Melveny & Myers, LLP and Latham & Watkins LLP officer’s certificates in substantially the form attached to this Agreement as Exhibits E-1 and E-2, respectively, and dated and executed as of the dates of such opinions.

5.13 NASDAQ Listing. Exar agrees to use its commercially reasonable efforts to cause the shares of Exar Common Stock issuable in connection with the Merger, and those required to be reserved for issuance pursuant to the Sipex Options assumed by Exar, upon official notice of issuance to be authorized for quotation on the NASDAQ Global Market.

5.14 Affiliate Agreements. Sipex shall update Section 3.21 of the Sipex Schedules as necessary to reflect changes from the date hereof. Sipex shall use commercially reasonable efforts to cause each Person identified on Section 3.21 of the Sipex Schedules who has not previously delivered an Affiliate Agreement to Exar to deliver to Exar not less than thirty (30) calendar days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit D hereto (each, an “Affiliate Agreement”).

5.15 Board of Directors and Officers of Exar.

(a) Board of Directors. Exar will take all necessary action so that, as of the Effective Time, (i) the Board of Directors of Exar shall consist of eight (8) directors, and (ii) three (3) members of the current the Sipex Board of Directors designated by Sipex and set forth on Schedule 5.15(a) hereto will be appointed to the Exar Board of Directors. For the purposes of clarity, the current Chairman of the Exar Board of Directors shall continue to serve as Chairman after the Effective Time until his successor is duly elected or appointed and qualified.

(b) Executive Officers. At or prior to the Effective Time, Exar will take all necessary action to cause the persons set forth on Schedule 5.15(b) to become executive officers of Exar as of the Effective Time with the titles set forth on Schedule 5.15(b).

5.16 Section 16 Matters. Prior to the Effective Time, Exar and Sipex shall take all such steps as may be required to cause any dispositions of Sipex Common Stock (including derivative securities) or acquisitions of Exar Common Stock (including derivative securities) resulting from the transactions contemplated by Article I hereof by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Sipex to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.17 Employee Matters.

(a) For a period of 12 months following the Effective Time or such shorter period as such employee is a Continuing Employee, Exar shall provide to each employee of Sipex who continues his or her employment with the Surviving Corporation or Exar after the Effective Time (each, a “Continuing Employee”) base salary or wages, as applicable, annual bonus opportunities and employee benefits (excluding equity-based plans) that, in the aggregate, are no less favorable than the base salary or wages, as applicable, annual bonus opportunities and employee benefits (excluding equity-based plans), in the aggregate, that are provided to such Continuing Employee immediately prior to the date hereof, excluding (a) benefits pursuant to any “employee benefit plan” within the meaning of Section 3(3) of ERISA maintained outside the state of California to the extent such benefit levels cannot reasonably be provided or maintained pursuant to Exar Plans and (b) benefits pursuant to any Sipex Plan following the expiration of such Plan.

(b) Following the Effective Time, Exar shall, to the extent permitted by applicable law or the terms of the Exar Plans, (x) give each Continuing Employee full credit for prior service with Sipex and its Subsidiaries for purposes of (i) eligibility and vesting under any Exar Plans and (ii) determination of benefits levels under any vacation or severance Exar Plans, in each case except where such crediting would (A) result in a duplication of benefits or (B) otherwise cause Exar or any Exar Plans or trusts relating thereto to accrue or pay for benefits that relate to any time period prior to the Continuing Employee’s participation in the Exar Plan, and (y) with respect to any “welfare benefit plans” (as defined in Section 3(1) of ERISA) maintained for the benefit of Continuing Employees, (i) waive any eligibility requirements or pre-existing condition limitations to the same extent waived under comparable plans of Sipex or its Subsidiaries immediately prior to the Effective Time, and (ii) recognize, in determining any deductible and maximum out-of-pocket limitations in respect of the year in which the Effective Time occurs, amounts paid by such Continuing Employees during such year under the corresponding Sipex Plans immediately prior to the Effective Time.

(c) Effective no later than the day immediately preceding the Effective Time, Sipex shall terminate any and all group severance, separation or salary continuation plans, programs or arrangements and any and all plans intended to include a Code Section 401(k) arrangement (unless Exar provides written notice to Sipex that such 401(k) plans shall not be terminated) (collectively, “Sipex 401(k) Plans”). Unless Exar provides such written notice to Sipex, no later than five (5) business days prior to the Effective Time, Sipex shall provide Exar with evidence that such Sipex 401(k) Plan(s) have been terminated (effective no later than the day immediately preceding the Effective Time) pursuant to resolutions of the Sipex Board of Directors. The form and substance of such resolutions shall be subject to review and approval of Exar. Sipex also shall take such other actions in furtherance of terminating such Sipex 401(k) Plan(s) as Exar may reasonably require.

(d) As soon as administratively practicable following the Closing Date, Sipex shall advise the Continuing Employees of their right to elect to receive a distribution of, or to directly rollover, their individual account balances from the Sipex 401(k) Plan(s). To the extent permitted by Law, as soon as practicable following the Closing Date, such account balances may be transferred by the Continuing Employees to a defined contribution retirement plan maintained by Exar (the “Exar 401(k) Plan”) in a direct rollover or rollover contribution, which, in the case of a Continuing Employee who rolls over his or her entire account balance, shall include any outstanding loan notes from the Sipex 401(k) Plan(s). Prior to terminating the Sipex 401(k) Plan(s), Sipex shall take any steps necessary, including amending the Sipex 401(k) Plan(s) and any related 401(k) loan policies, to ensure that such rollover of participant accounts and loans balances is permitted under the terms of the Sipex 401(k) Plan(s) and any 401(k) loan policies.

5.18 Sipex Notes and Sipex Warrants.

(a) Sipex will use its commercially reasonable efforts to cause the conversion of any outstanding Sipex Notes and the exercise of any outstanding Sipex Warrants, in each case immediately prior to the Effective Time.

(b) At the Effective Time, to the extent not exercised prior to the Effective Time, each then outstanding Sipex Warrant, whether or not exercisable at the Effective Time and regardless of the respective exercise prices thereof, shall be assumed by Exar in accordance with Section 10 of the applicable warrant certificate. Each Sipex Warrant so assumed by Exar under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Sipex Warrant (including the applicable warrant certificate) immediately prior to the Effective Time (including any vesting provisions), except that (i) each Sipex Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Exar Common Stock equal to the product of the number of shares of Sipex Common Stock that were issuable upon exercise of such Sipex Warrant immediately prior to the Effective Time multiplied by the Sipex Exchange Ratio, rounded down to the nearest whole number of shares of Exar Common Stock and (ii) the per share exercise price for the shares of Exar Common Stock issuable upon exercise of such assumed Sipex Warrant will be equal to the quotient determined by dividing the exercise price per share of Sipex Common Stock at which such Sipex Warrant was exercisable immediately prior to the Effective Time by the Sipex Exchange Ratio, rounded up to the nearest whole cent. Each assumed Sipex Warrant shall be vested immediately following the Effective Time as to the same percentage of the total number of shares subject thereto as it was vested immediately prior to the Effective Time. As soon as reasonably practicable following the Effective Time (and in any event within 20 days after the execution thereof pursuant to Section 10 of the applicable warrant certificate), Exar shall issue to each Person who holds an assumed Sipex Warrant a document evidencing the foregoing assumption of such Sipex Warrant by Exar.

(c) Sipex shall use its commercially reasonable efforts to effect an amendment to the Sipex Indenture (which amendment shall take effect immediately prior to the Effective Time) such that the requirement that the Notes be continuously registered for 60 days in order for Sipex to force automatic conversion of the Sipex Notes pursuant to Section 15.3 of the Indenture shall either be (i) eliminated, or (ii) waived in connection with the Merger to provide Exar with a reasonable period of time, but at least 15 days following the Effective Time, to file an S-3 registration statement covering the Notes and for the registration statement to be declared effective by the SEC.

(d) Exar shall take all such action as may be necessary so that from and after the Effective Time, Exar and the Surviving Company shall comply with the terms of the Sipex Indenture, including execution of a supplemental indenture as provided in Sections 12.2 and 15.7 of the Sipex Indenture. Exar shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of the Exar Common Stock for delivery upon conversion of Sipex Notes that are assumed by Exar as of the Effective Time in accordance with the terms of this Section 5.18 and the Sipex Indenture. Sipex shall file with the Trustee (as defined in the Sipex Indenture) and shall send to each holder of Sipex Notes the notice required by Section 15.11 of the Indenture at least fifteen (15) days prior to the estimated Effective Date.

5.19 Retention Program. Exar and Sipex will consult with each other in good faith to establish a retention program for certain employees of Exar and Sipex to be identified in connection with retaining the services of such employees after the Effective Time (the “Retention Program”).

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to Each Party’s Obligation to Effect The Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The issuance of shares of Exar Common Stock in the Merger shall have been approved by the requisite vote under applicable law by the stockholders of Exar and this Agreement shall have been adopted by the requisite vote under applicable law by the stockholders of Sipex.

(b) Registration Statement Effective; Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC.

(c) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(d) No Governmental Restriction. There shall not be any pending or overtly threatened suits, action or proceeding asserted by any Governmental Entity (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, the effect of which would cause the condition set forth in Section 6.1(c) hereof not to be satisfied, or (ii) seeking to require Exar or Sipex to hold separate (including by trust or otherwise) or divest any of their respective businesses or assets, or enter into any consent decree or other agreement that would restrict either Exar or Sipex in the conduct of its business as heretofore conducted.

(e) NASDAQ Listing. The shares of Exar Common Stock to be issued in the Merger shall have been authorized for quotation on the NASDAQ Global Market upon official notice of issuance.

(f) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

6.2 Additional Conditions to Obligations of Exar and Merger Sub. The obligation of Exar and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Exar:

(a) Representations and Warranties. The representations and warranties of Sipex contained in this Agreement shall have been true and correct in all respects as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made on and as of the Effective Time (except for those representations and warranties which address matters only as of a particular date, which shall remain true and correct as of such particular date), except (other than the representation and warranty set forth in Section 3.6(a)) in such cases where the failure to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect on Sipex. Exar shall have received a certificate with respect to the foregoing signed on behalf of Sipex by the Chief Executive Officer and the Chief Financial Officer of Sipex.

(b) Agreements and Covenants. Sipex shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and Exar shall have received a certificate to such effect signed on behalf of Sipex by the Chief Executive Officer and the Chief Financial Officer of Sipex.

(c) Tax Opinion. Exar shall have received a written opinion from its counsel, O’Melveny & Myers LLP, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and such opinion shall not have been withdrawn. The parties to this Agreement agree to make representations substantially in the form attached hereto as Exhibit E-1 and Exhibit E-2, and the receipt of such representation letters by such counsel shall be a condition to the issuance of its opinion.

(d) Sipex Notes and Sipex Warrants. Rodfre Holdings LLC (an affiliate of Future Electronics Incorporated) (“Future”) shall have delivered to Exar and Sipex (and shall have taken no action to seek to rescind or revoke) irrevocable notices of conversion with respect to all outstanding Sipex Notes held by Future as of the date hereof, with such conversion to be effective as of immediately prior to the Effective Time.

6.3 Additional Conditions to the Obligations of Sipex. The obligations of Sipex to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Sipex:

(a) Representations and Warranties. The representations and warranties of Exar and Merger Sub contained in this Agreement shall have been true and correct in all respects as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made on and as of the Effective Time (except for those representations and warranties which address matters only as of a particular date, which shall remain true and correct as of such particular date), except (other than the representation and warranty set forth in Section 2.6(a))in such cases where the failure to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect on Exar. Sipex shall have received a certificate with respect to the foregoing signed on behalf of Exar and Merger Sub by the President and the Chief Financial Officer of Exar.

(b) Agreements and Covenants. Each of Exar and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Sipex shall have received a certificate to such effect signed on behalf of Exar and Merger Sub by the President and the Chief Financial Officer of Exar.

(c) Tax Opinion. Sipex shall have received a written opinion from its counsel, Latham & Watkins LLP, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and such opinion shall not have been withdrawn. The parties to this Agreement agree to make representations substantially in the form attached hereto as Exhibit E-1 and Exhibit E-2, and the receipt of such representation letters by such counsel shall be a condition to the issuance of its opinion.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after the requisite approvals of the stockholders of Sipex or Exar:

(a) by mutual written consent duly authorized by the boards of directors of Sipex and Exar;

(b) by either Exar or Sipex if the Merger shall not have been consummated by October 8, 2007; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Exar or Sipex if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable;

(d) by either Exar or Sipex if the required approvals of the stockholders of Exar or the stockholders of Sipex contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of stockholders duly convened therefor or at any adjournment thereof;

(e) by Exar, upon a breach of any representation, warranty, covenant or agreement on the part of Sipex set forth in this Agreement, or if any representation or warranty of Sipex shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Sipex’s representations and warranties or breach by Sipex is curable by Sipex within the earlier of thirty (30) days or the date set forth in Section 7.1(b) through the exercise of its commercially reasonable efforts, then Exar may not terminate this Agreement under this Section 7.1(e) until the earlier of thirty (30) days or such fewer number of days before the date set forth in Section 7.1(b) after delivery of written notice from Exar to Sipex of such breach, provided Sipex continues to exercise commercially reasonable efforts to cure such breach (it being understood that Exar may not terminate this Agreement pursuant to this paragraph (e) if such breach by Sipex is cured during such period);

(f) by Sipex, upon a breach of any representation, warranty, covenant or agreement on the part of Exar set forth in this Agreement, or if any representation or warranty of Exar shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Exar’s representations and warranties or breach by Exar is curable by Exar within the earlier of thirty (30) days or the date set forth in Section 7.1(b) through the exercise of its commercially reasonable efforts, then Sipex may not terminate this Agreement under this Section 7.1(f) until the earlier of thirty (30) days or such fewer number of days before the date set forth in Section 7.1(b) after delivery of written notice from Sipex to Exar of such breach, provided Exar continues to exercise commercially reasonable efforts to cure such breach (it being understood that Sipex may not terminate this Agreement pursuant to this paragraph (f) if such breach by Exar is cured during such period);

(g) by Exar if a Sipex Triggering Event shall have occurred;

(h) by Sipex if an Exar Triggering Event shall have occurred;

(i) by Exar in accordance with the terms and subject to the conditions of Section 5.4(a)(ii); or

(j) by Sipex in accordance with the terms and subject to the conditions of Section 5.4(b)(ii).

For the purposes of this Agreement, a “Sipex Triggering Event” shall be deemed to have occurred if: (i) the Board of Directors of Sipex or any committee thereof shall for any reason make a Sipex Recommendation Change; (ii) Sipex shall have failed to include in the Proxy Statement the Sipex Recommendation; (iii) Sipex shall have entered into any letter of intent, agreement in principle or similar document or any Contract accepting any Sipex Acquisition Proposal; (iv) Sipex (directly or indirectly through any of its Representatives) has willfully and materially breached its obligations under Section 5.4; or (v) a tender or exchange offer relating to securities of Sipex shall have been commenced by a Person unaffiliated with Exar and Sipex shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that Sipex recommends rejection of such tender or exchange offer.

For the purposes of this Agreement, an “Exar Triggering Event” shall be deemed to have occurred if: (i) the Board of Directors of Exar or any committee thereof shall for any reason have made an Exar Recommendation Change; (ii) Exar shall have failed to include in the Proxy Statement the Exar Recommendation; (iii) Exar shall have entered into any letter of intent, agreement in principle or similar document or any Contract accepting any Exar Acquisition Proposal; Exar (directly or indirectly through any of its Representatives) has willfully and materially breached its obligations under Section 5.4; or (v) a tender or exchange offer relating to securities of Exar shall have been commenced by a Person unaffiliated with Sipex and Exar shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that Exar recommends rejection of such tender or exchange offer.

7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto (or such later time as may be contemplated by Section 7.1(e) and 7.1(f)). In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 5.3(b), this Section 7.2, Section 7.3 and Article VIII (General Provisions), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of, or fraud in connection with, this Agreement.

7.3 Fees.

(a) Exar Payments.

(i) Exar shall pay to Sipex in immediately available funds, prior to or concurrently with termination of this Agreement, an amount equal to $6,500,000 (the “Exar Termination Fee”) if this Agreement is terminated by Sipex pursuant to Section 7.1(h) or by Exar pursuant to Section 7.1(i).

(ii) Exar shall pay Sipex in immediately available funds, within two (2) business days after demand by Sipex, an amount equal to the Exar Termination Fee, if this Agreement is terminated pursuant to Section 7.1(b) or pursuant to Section 7.1(d) as a result of Exar’s failure to obtain the required approval of the stockholders of Exar and either of the following shall have occurred:

(A) following the date hereof and prior to the termination of this Agreement, a third party has publicly announced and not withdrawn an Exar Acquisition Proposal and within twelve (12) months following the termination of this Agreement an Exar Acquisition Transaction is consummated; or

(B) if following the date hereof and prior to the termination of this Agreement, a third party has publicly announced and not withdrawn an Exar Acquisition Proposal and within twelve (12) months following the termination of this Agreement Exar enters into a definitive agreement providing for an Exar Acquisition Transaction, and such Exar Acquisition Transaction is subsequently consummated.

(iii) Exar acknowledges that the agreements contained in this Section 7.3(a) are an integral part of the transactions contemplated by this Agreement,

and that, without these agreements, Sipex would not enter into this Agreement; accordingly, if Exar fails to pay in a timely manner the amounts due pursuant to this Section 7.3(a) and, in order to obtain such payment, Sipex makes a claim that results in a judgment against Exar for the amounts set forth in this Section 7.3(a), Exar shall pay to Sipex its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(a) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(a) shall not be in lieu of damages incurred in the event of breach of this Agreement.

(iv) For the purposes of this Section 7.3(a), all references to 15% in the definition of Exar Acquisition Proposal and Exar Acquisition Transaction shall be deemed to be references to “30%” and all references to “85%” in the definition of Exar Acquisition Proposal and Exar Acquisition Transaction shall be deemed to be references to “70%.”

(b) Sipex Payments.

(i) Sipex shall pay to Exar in immediately available funds, prior to or concurrently with termination of this Agreement, an amount equal to $6,500,000 (the “Sipex Termination Fee”) if this Agreement is terminated by Exar pursuant to Section 7.1(g) or by Sipex pursuant to Section 7.1(j).

(ii) Sipex shall pay Exar in immediately available funds, within two (2) business days after demand by Exar, an amount equal to the Sipex Termination Fee, if this Agreement is terminated pursuant to Section 7.1(b) or pursuant to Section 7.1(d) as a result of Sipex’s failure to obtain the required approval of the stockholders of Sipex and either of the following shall have occurred:

(A) following the date hereof and prior to the termination of this Agreement, a third party has publicly announced and not withdrawn a Sipex Acquisition Proposal and within twelve (12) months following the termination of this Agreement a Sipex Acquisition Transaction is consummated; or

(B) if following the date hereof and prior to the termination of this Agreement, a third party has publicly announced and not withdrawn a Sipex Acquisition Proposal and within twelve (12) months following the termination of this Agreement Sipex enters into a definitive agreement providing for a Sipex Acquisition Transaction, and such Sipex Acquisition Transaction is subsequently consummated.

(iii) Sipex acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Exar would not enter into this Agreement; accordingly, if Sipex fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b) and, in order to obtain such payment, Exar makes a claim that results in a judgment against Sipex for the amounts set forth in this Section 7.3(b), Sipex shall pay to

Exar its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

(iv) For the purposes of this Section 7.3(b), all references to 15% in the definition of Sipex Acquisition Proposal and Sipex Acquisition Transaction shall be deemed to be references to “50%” and all references to “85%” in the definition of Sipex Acquisition Proposal and Sipex Acquisition Transaction shall be deemed to be references to “50%.”

7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Certain Definitions. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a) “Contract” means any legally binding written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, bond, mortgage, option, indenture, warranty, purchase order, lease, license, sublicense, insurance policy, permit, franchise, benefit plan or other commitment, arrangement, understanding or undertaking of any kind or nature.

(b) “DGCL” means the General Corporation Law of the State of Delaware, or any successor statute thereto.

(c) “Exar Common Stock” means the Common Stock, par value $0.0001 per share, of Exar.

(d) “Exar Option Plans” means, collectively, the Exar 1991 Stock Option Plan, 1991 Non-Employee Directors’ Stock Option Plan, the 1996 Non-Employee Directors’ Stock Option Plan, the 1997 Equity Incentive Plan, the 2000 Equity Incentive Plan and the 2006 Equity Incentive Plan.

(e) “Exchange Fund” means all shares of Exar Common Stock and cash deposited with the Exchange Agent pursuant to the terms of Article I hereof.

(f) “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(g) “Material Adverse Effect” when used in connection with an entity means any change, event, circumstance or effect that is or would be reasonably expected to be materially adverse to the business, financial condition or results of operations of such entity and its Subsidiaries taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect of such entity: (i) a decrease in such entity’s stock price or the failure to meet or exceed Wall Street research analysts’ earnings or other estimates or projections in and of itself (provided, that this clause (i) shall not exclude any underlying circumstance, change, event, fact, development or effect that may have caused that decrease or failure), (ii) any change, event, circumstance or effect that directly and primarily results from the public announcement or pendency of the transactions contemplated hereby, (iii) changes in any applicable laws or regulations or applicable generally accepted accounting principles or the interpretations thereof, or (iv) any change, event, circumstance or effect that that results from (x) changes affecting the product markets in which such entity operates, (y) changes affecting U.S. or global economic conditions or financial markets generally or (z) changes resulting generally from any act of war or terrorism (or any escalation thereof) (in the case of each of (x) through (z), which changes do not disproportionately affect such entity in any material respect relative to other similarly situated entities operating in a comparable product market or markets).

(h) “Permitted Liens” means (i) Liens securing liabilities disclosed on the Exar Balance Sheet or the Sipex Balance Sheet, as the case may be, (ii) Liens for Taxes not yet delinquent or being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Exar Balance Sheet or the Sipex Balance Sheet, as the case may be), (iii) Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other like Liens arising in the ordinary course of business for sums not yet due and payable, (iv) statutory Liens claimed or held by a Governmental Authority that are not due or delinquent, (v) restrictions on the transfer of securities under applicable Legal Requirements, (vi) Liens that do not materially interfere with the use of the property or assets to which such Lien relates, and (vii) Liens with respect to assets that are not material to the relevant entity.

(i) “Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(j) “Sipex Common Stock” means the Common Stock, par value $0.01 per share, of Sipex.

(k) “Sipex ESPP” means the Sipex 1996 Employee Stock Purchase Plan.

(l) “Sipex Indenture” means the Indenture relating to the Sipex Notes dated as of May 16, 2006 between Sipex and Wells Fargo Bank, National Association, as trustee.

(m) “Sipex Notes” means the $30.0 million aggregate principal amount of 5.5% Redeemable Convertible Senior Notes of Sipex due 2026 issued pursuant to the Sipex Indenture.

(n) “Sipex Options” means any and all options and other rights to acquire Sipex Common Stock, whether issued under any of the Sipex Option Plans or otherwise, except for any rights to acquire Sipex Common Stock under the Sipex ESPP.

(o) “Sipex Option Plans” means, collectively, the 1997 Incentive Stock Option Plan, 1999 Stock Plan, 2000 Non-Qualified Stock Option Plan, the 2002 Non-statutory Stock Option Plan and 2006 Equity Incentive Plan.

(p) “Sipex Warrants” means the warrants to purchase Sipex Common Stock set forth in Section 3.2 of the Sipex Schedules.

(q) “Subsidiary” when used with reference to a party hereto, means any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

(r) The following capitalized terms and phrases shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each such term or phrase below:

Term/Phrase	Section
Affiliate Agreement	5.14
Agreement	Introduction
COBRA	2.12(d)
Certificates	1.8(c)
Certificate of Merger	1.3
Closing	1.2
Closing Date	1.2
Code	Recitals
Confidentiality Agreement	5.3(b)
Continuing Employee	5.17(a)
DGCL	1.1
DOL	2.12(b)
ERISA	2.12(a)
Effective Time	1.3
Environmental Laws	2.14(g)
Environmental Permits	2.14(a)

Term/Phrase	Section
Exar	Introduction
Exar Acquisition Agreement	5.4(a)(ii)
Exar Acquisition Proposal	5.4(a)
Exar Acquisition Transaction	5.4(a)
Exar Affiliate	2.12(a)
Exar Balance Sheet	2.5(b)
Exar Contract	2.16(b)
Exar Employee	2.12(a)
Exar Facilities	2.13(c)
Exar Financials	2.5(b)
Exar 401(k) Plan	5.17(c)
Exar Intellectual Property	2.8(a)
Exar International Employee Plan	2.12(h)
Exar Leases	2.13(c)
Exar Material Subsidiary(ies)	2.1(a)
Exar Notice of Superior Proposal	5.4(a)(ii)
Exar Options	2.2
Exar Owned Real Property	2.13(b)
Exar Plans	2.12(a)
Exar Permits	2.9(b)
Exar Recommendation	2.18
Exar Recommendation Change	5.2(b)
Exar Registered Intellectual Property	2.8(a)
Exar SEC Reports	2.5(a)
Exar Schedules	Article II
Exar Stockholders’ Meeting	2.17
Exar Superior Proposal	5.4(a)(iii)
Exar Termination Fee	7.3(a)
Exar Triggering Event	7.1
Exar Voting Agreements	Recitals
Exchange Act	2.4(b)
Exchange Agent	1.8(a)
Exchange Ratio	1.7(b)
Form S-8	5.10(c)
Future	6.2(d)
GAAP	2.5(b)
Governmental Entity	2.4(b)
HSR Act	2.4(b)
Hazardous Materials	2.14(g)
IRS	2.12(b)
Indemnified Parties	5.11(a)
Intellectual Property	2.8(a)
Insured Parties	5.11(b)
Lien	2.8(e)
Lock-Up and Standstill Agreement	Recitals

Term/Phrase	Section
Merger	Recitals
Merger Sub	Introduction
NASDAQ	2.4(b)
Other Filings	5.1(a)
Proxy Statement	2.17
Registered Intellectual Property	2.8(a)
Registration Statement	2.4(b)
Release	2.14(g)
Remedial Action	2.14(g)
Representatives	5.4(a)
Retention Program	5.19
SEC	2.4(b)
Sarbanes-Oxley Act	2.5(e)
Securities Act	2.4(b)
Sipex	Introduction
Sipex Affiliate	3.12(a)
Sipex Acquisition Agreement	5.4(b)(ii)
Sipex Acquisition Proposal	5.4(b)
Sipex Acquisition Transaction	5.4(b)
Sipex Balance Sheet	3.5(b)
Sipex Contract	3.16(b)
Sipex Employee	3.12(a)
Sipex Facilities	3.13(b)
Sipex Financials	3.5(b)
Sipex 401(k) Plans	5.17(b)
Sipex International Employee Plan	3.12(h)
Sipex Intellectual Property	3.8(a)
Sipex Leases	3.13(b)
Sipex Material Subsidiary(ies)	3.1(a)
Sipex Notice of Superior Proposal	5.4(b)(ii)
Sipex Permits	3.9(b)
Sipex Plans	3.12(a)
Sipex Recommendation	3.18
Sipex Recommendation Change	5.2(c)
Sipex Registered Intellectual Property	3.8(a)
Sipex SEC Reports	3.5(a)
Sipex Schedules	Article III
Sipex Stockholders’ Meeting	2.17
Sipex Superior Proposal	5.4(b)(iii)
Sipex Termination Fee	7.3(b)
Sipex Triggering Event	7.1
Sipex Voting Agreements	Recitals
Standards Body	2.8(q)
Surviving Corporation	1.1
Tax(es)	2.7(a)

Term/Phrase	Section
Tax Returns	2.7(a)
Voting Agreements	Recitals

8.2 Non-Survival of Representations and Warranties. The representations and warranties of Exar and Sipex contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

8.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Sipex, to:

Sipex Corporation

233 South Hillview Drive

Milpitas, California 95035

Attention: Ralph Schmitt

Fax No.: (408) 935-7600

with copies to

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attention: Christopher L. Kaufman/Tad J. Freese

Fax No.: (650) 463-2600

(b)	if to Exar or Merger Sub, to:

Exar Corporation

48720 Kato Road

Fremont, California 94538

Attention: Thomas R. Melendrez

Fax No.: (510) 668-7002

with copies to

O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, CA 94025

Attention: Warren Lazarow/Steve Sonne

Fax No.: (650) 473-2601

8.4 Interpretation; Knowledge.

(a) When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity.

(b) For purposes of this Agreement, the term “knowledge” means, with respect to any matter in question, that the executive officers of Exar or Sipex, as the case may be, have actual knowledge of such matter.

8.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.6 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Exar Schedules and the Sipex Schedules, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other Person any rights or remedies hereunder, except as set forth in Section 5.11 herein.

8.7 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.8 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.9 Governing Law; Forum Selection.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(b) Each of parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each of parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts.

8.10 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.11 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.12 Waiver of Jury Trial. EACH OF EXAR AND SIPEX HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF EXAR OR SIPEX IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

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IN WITNESS WHEREOF, Exar, Sipex and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

EXAR CORPORATION

By:	/s/ Richard Leza
Name:	Richard Leza
Title:	Acting Chief Executive Officer

SIPEX CORPORATION

By:	/s/ Ralph Schmitt
Name:	Ralph Schmitt
Title:	Chief Executive Officer

SIDE ACQUISITION CORP.

By:	/s/ Thomas Melendrez
Name:	Thomas Melendrez
Title:	President